===================================================================================================================

                                                   UNITED STATES
                                        SECURITIES AND EXCHANGE COMMISSION
                                              Washington, D.C. 20549

                                                     FORM 10-Q

(Mark One)

[X]    QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended                     June 30, 2003
                               -----------------------------------------------------------------------------------

[  ]   TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
       SECURITIES EXCHANGE ACT OF 1934

For the transition period from                                            to
                               ------------------------------------------    -------------------------------------

                                           Commission File Number 1-2313

                                        SOUTHERN CALIFORNIA EDISON COMPANY
                              (Exact name of registrant as specified in its charter)

                          California                                           95-1240335
                (State or other jurisdiction of                             (I.R.S. Employer
                incorporation or organization)                             Identification No.)

                   2244 Walnut Grove Avenue
                        (P. O. Box 800)
                     Rosemead, California                                         91770
           (Address of principal executive offices)                            (Zip Code)

                                                  (626) 302-1212
                               (Registrant's telephone number, including area code)

Indicate by check mark  whether  the  registrant  (1) has filed all  reports  required to be filed by Section 13 or
15(d) of the  Securities  Exchange Act of 1934 during the preceding 12 months (or for such shorter  period that the registrant was required to file such reports),  and (2) has been subject to such filing  requirements  for the past
90 days.                                                                                         Yes |X|    No |_|

Indicate by check mark whether the  registrant  is an  accelerated  filer (as defined in Rule 12b-2 of the Exchange
Act).                                                                                            Yes |_|    No |X|

Indicate  the  number of shares  outstanding  of each of the  issuer's  classes of common  stock,  as of the latest practicable date:

                             Class                                       Outstanding at August 12, 2003
----------------------------------------------------------      ---------------------------------------------------
                  Common Stock, no par value                                       434,888,104

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SOUTHERN CALIFORNIA EDISON COMPANY

INDEX

                                                                                                           Page
                                                                                                            No.
                                                                                                           ----
Part I.  Financial Information:

         Item 1.   Financial Statements:

                   Consolidated Statements of Income - Three and Six Months
                      Ended June 30, 2003 and 2002                                                          1

                   Consolidated Statements of Comprehensive Income -
                      Three and Six Months Ended June 30, 2003 and 2002                                     1

                   Consolidated Balance Sheets - June 30, 2003
                      and December 31, 2002                                                                 2

                   Consolidated Statements of Cash Flows -
                      Six Months Ended June 30, 2003 and 2002                                               4

                   Notes to Consolidated Financial Statements                                               5

         Item 2.   Management's Discussion and Analysis of Financial Condition and
                      Results of Operations                                                                14

         Item 3.   Quantitative and Qualitative Disclosures About Market Risk                              35

         Item 4.   Controls and Procedures                                                                 35

Part II. Other Information:

         Item 1.   Legal Proceedings                                                                       36

         Item 4.   Submission of Matters to a Vote of Security Holders                                     37

         Item 6.   Exhibits and Reports on Form 8-K                                                        37

         Signatures

SOUTHERN CALIFORNIA EDISON COMPANY

PART I            FINANCIAL INFORMATION

Item 1.           Financial Statements

CONSOLIDATED STATEMENTS OF INCOME

                                                              Three Months Ended               Six Months Ended
                                                                   June 30,                        June 30,
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In millions                                                  2003           2002              2003         2002
-------------------------------------------------------------------------------------------------------------------
                                                                                 (Unaudited)
Operating revenue                                         $  2,394       $   2,133        $   4,217     $  4,041
-------------------------------------------------------------------------------------------------------------------

Fuel                                                            49              50              107          102
Purchased power                                                722             581            1,174          835
Provisions for regulatory adjustment clauses - net             506            (359)             811          314
Other operation and maintenance                                476             522              961          936
Depreciation, decommissioning and amortization                 177             206              391          388
Property and other taxes                                        42              26               82           55
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Total operating expenses                                     1,972           1,026            3,526        2,630
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Operating income                                               422           1,107              691        1,411
Interest and dividend income                                    40              54               79          163
Other nonoperating income                                       21               8               49           19
Interest expense - net of amounts capitalized                 (114)           (141)            (239)        (325)
Other nonoperating deductions                                   (8)             (5)             (34)          (9)
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Net income before tax                                          361           1,023              546        1,259
Income tax                                                     132             322              212          407
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Net income                                                     229             701              334          852
Dividends on preferred stock                                     4               6                7           11
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Net income available for common stock                     $    225       $     695        $     327     $    841
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CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                              Three Months Ended               Six Months Ended
                                                                   June 30,                        June 30,
-------------------------------------------------------------------------------------------------------------------

In millions                                                 2003          2002               2003         2002
-------------------------------------------------------------------------------------------------------------------
                                                                                 (Unaudited)
Net income                                                $    229       $     701        $     334     $    852
Other comprehensive income, net of tax:
   Amortization of cash flow hedges                              1               9                1           10
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Comprehensive income                                      $    230       $     710        $     335     $    862
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                    The accompanying notes are an integral part of these financial statements.

SOUTHERN CALIFORNIA EDISON COMPANY

CONSOLIDATED BALANCE SHEETS

                                                                         June 30,                 December 31,
In millions                                                                2003                       2002
--------------------------------------------------------------------------------------------------------------------
                                                                        (Unaudited)
ASSETS

Cash and equivalents                                                  $      994                 $      992
Restricted cash                                                               46                         47
Receivables, less allowances of $25 and $36
   for uncollectible accounts at respective dates                            766                        767
Accrued unbilled revenue                                                     594                        437
Fuel inventory                                                                15                         12
Materials and supplies, at average cost                                      161                        159
Accumulated deferred income taxes - net                                       --                         42
Regulatory assets - net                                                       --                        509
Prepayments and other current assets                                         141                         57
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Total current assets                                                       2,717                      3,022
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Nonutility property - less accumulated provision
   for depreciation of $35 and $29 at respective dates                       160                        154
Nuclear decommissioning trusts                                             2,348                      2,210
Other investments                                                            271                        214
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Total investments and other assets                                         2,779                      2,578
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Utility plant, at original cost:
   Transmission and distribution                                          14,539                     14,202
   Generation                                                              1,461                      1,457
Accumulated provision for depreciation and decommissioning                (6,395)                    (8,094)
Construction work in progress                                                582                        529
Nuclear fuel, at amortized cost                                              133                        153
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Total utility plant                                                       10,320                      8,247
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Regulatory assets - net                                                    3,358                      3,838
Other deferred charges                                                       547                        629
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Total deferred charges                                                     3,905                      4,467
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Total assets                                                          $   19,721                 $   18,314
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                    The accompanying notes are an integral part of these financial statements.

SOUTHERN CALIFORNIA EDISON COMPANY

CONSOLIDATED BALANCE SHEETS

                                                                         June 30,                 December 31,
In millions, except share amounts                                          2003                       2002
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                                                                        (Unaudited)
LIABILITIES AND SHAREHOLDER'S EQUITY

Short-term debt                                                       $       --                 $       --
Long-term debt due within one year                                           281                      1,671
Preferred stock to be redeemed within one year                                 9                          9
Accounts payable                                                             887                        745
Accrued taxes                                                                831                        699
Accumulated deferred income taxes - net                                       21                         --
Regulatory liabilities - net                                                  69                         --
Other current liabilities                                                  1,460                      1,439
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Total current liabilities                                                  3,558                      4,563
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Long-term debt                                                             5,067                      4,504
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Accumulated deferred income taxes - net                                    2,538                      2,658
Accumulated deferred investment tax credits                                  145                        148
Customer advances and other deferred credits                                 561                        964
Power-purchase contracts                                                     242                        309
Accumulated provision for pensions and benefits                              374                        356
Asset retirement obligations                                               2,088                         --
Other long-term liabilities                                                  164                        152
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Total deferred credits and other liabilities                               6,112                      4,587
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Commitments and contingencies
   (Notes 2 and 3)

Preferred stock:
   Not subject to mandatory redemption                                       129                        129
   Subject to mandatory redemption                                           141                        147
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Total preferred stock                                                        270                        276
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Common stock (434,888,104 shares outstanding at each date)                 2,168                      2,168
Additional paid-in capital                                                   343                        340
Accumulated other comprehensive loss                                         (15)                       (16)
Retained earnings                                                          2,218                      1,892
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Total common shareholder's equity                                          4,714                      4,384
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Total liabilities and shareholder's equity                            $   19,721                 $   18,314
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                    The accompanying notes are an integral part of these financial statements.

SOUTHERN CALIFORNIA EDISON COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                Six Months Ended
                                                                                    June 30,
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In millions                                                               2003                      2002
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                                                                                   (Unaudited)
Cash flows from operating activities:
Net income                                                             $   334                  $    852
Adjustments to reconcile net income to
 net cash provided (used) by operating activities:
   Depreciation, decommissioning and amortization                          391                       388
   Other amortization                                                       50                        50
   Deferred income taxes and investment tax credits                        (28)                     (132)
   Regulatory assets - long-term - net                                     147                       220
   Power contracts collateral                                              (10)                       --
   Other assets                                                             46                        51
   Other liabilities                                                      (152)                      158
   Changes in working capital:
      Receivables and accrued unbilled revenue                            (155)                      189
      Regulatory assets - short-term - net                                 579                        25
      Fuel inventory, materials and supplies                                (5)                       (2)
      Prepayments and other current assets                                 (83)                       45
      Accrued interest and taxes                                           151                      (200)
      Accounts payable and other current liabilities                       143                    (2,391)
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Net cash provided (used) by operating activities                         1,408                      (747)
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Cash flows from financing activities:
Long-term debt issuance costs                                              (11)                      (31)
Long-term debt repaid                                                     (729)                     (700)
Bonds remarketed and funds held in trust                                    --                       192
Redemption of preferred stock                                               (5)                     (100)
Rate reduction notes repaid                                               (115)                     (115)
Nuclear fuel financing - net                                                --                       (59)
Short-term debt financing - net                                             --                      (527)
Dividends paid                                                              (8)                      (32)
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Net cash used by financing activities                                     (868)                   (1,372)
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Cash flows from investing activities:
Additions to property and plant                                           (540)                     (463)
Net funding of nuclear decommissioning trusts                               (1)                        7
Sales of investments in other assets                                         3                         3
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Net cash used by investing activities                                     (538)                     (453)
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Net increase (decrease) in cash and equivalents                              2                    (2,572)
Cash and equivalents, beginning of period                                  992                     3,414
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Cash and equivalents, end of period                                    $   994                  $    842
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                    The accompanying notes are an integral part of these financial statements.

SOUTHERN CALIFORNIA EDISON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management's Statement

In the opinion of management, all adjustments, including recurring accruals, have been made that are necessary for a fair presentation of the financial position, results of operations and cash flows in accordance with accounting principles generally accepted in the United States for the periods covered by this report.  The results of operations for the period ended June 30, 2003 are not necessarily indicative of the operating results for the full year.

The quarterly report should be read in conjunction with Southern California Edison's (SCE) 2002 Annual Report on
Form 10-K filed with the Securities and Exchange Commission.

Note 1.  Summary of Significant Accounting Policies

Basis of Presentation

SCE's significant accounting policies were described in Note 1 of "Notes to Consolidated Financial Statements"
included in its 2002 Annual Report.  SCE follows the same accounting policies for interim reporting purposes.

Certain prior-period amounts were reclassified to conform to the June 30, 2003 financial statement presentation.

New Accounting Principles

Effective January 1, 2003, SCE adopted a new accounting standard, Accounting for Asset Retirement Obligations, which requires entities to record the fair value of a liability for a legal asset retirement obligation in the period in which it is incurred.  When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is increased to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.
Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.  However, rate-regulated entities may recognize regulatory assets or liabilities as a result of timing differences between the recognition of costs in accordance with this standard and the recovery of costs through the rate-making process. Regulatory assets and liabilities may also be recorded if it is probable that the asset retirement obligation (ARO) will be recovered through the rate-making process.

SCE's impact of adopting this standard was:

o    SCE adjusted its nuclear decommissioning obligation to reflect the fair value of decommissioning its nuclear power facilities. SCE also recognized AROs associated with the decommissioning of coal-fired generation assets.

o    At December 31, 2002, SCE had accrued $2.3 billion to decommission its nuclear facilities and
     $12 million to decommission its share of a coal-fired generating plant, under accounting principles in effect at that time.  Of these amounts, $298 million to decommission its inactive nuclear facility was recorded in other long-term liabilities, and the remaining $2.0 billion was recorded as a component of the accumulated provision for depreciation and decommissioning on the consolidated balance sheets in the 2002 Annual Report.

SOUTHERN CALIFORNIA EDISON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

o    As of January 1, 2003, SCE reversed the $2.3 billion it had previously recorded for decommissioning, recorded the fair value of its AROs of approximately $2.0 billion in the deferred credits and other liabilities section of the balance sheet, and increased its unamortized nuclear investment by $303 million.
     The cumulative effect of a change in accounting principle from unrecognized accretion expense and adjustments to depreciation, decommissioning and amortization expense recorded to date was a $354 million after-tax gain, which under accounting standards for rate-regulated enterprises was deferred as a regulatory liability, partially offset by a $235 million deferred tax asset, as of January 1, 2003.  Accretion and depreciation expense resulting from the application of the new standard is expected to be approximately $143 million in 2003.  This cost will reduce the regulatory liability, with no impact on earnings.  As of June
     30, 2003, SCE's ARO for its nuclear facilities totaled approximately $2.1 billion and its nuclear decommissioning trust assets had a fair value of $2.3 billion.  If the new standard had been in place on
     January 1, 2002, SCE's ARO as of that date would have been $1.98 billion.  Approximately $1.97 billion collected through rates for cost of removal of plant assets not considered to be legal obligations remain in accumulated depreciation and decommissioning.

A new accounting standard, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003 and requires issuers to classify certain freestanding financial instruments as liabilities.  These freestanding liabilities include mandatorily redeemable financial instruments, obligations to repurchase the issuer's equity shares by transferring assets and certain obligations to issue a variable number of shares.  The standard is effective for SCE on July 1, 2003.  Upon implementation, SCE will reclassify its preferred stock subject to mandatory redemption to the liability section of its consolidated balance sheets.
This item is currently classified between liabilities and equity.  In addition, dividend payments on this instrument will be recorded as interest expense on SCE's consolidated statements of income.  SCE does not expect implementation of the new standard to have a material impact on its financial statements.

Regulatory Assets and Liabilities

Regulatory assets, less regulatory liabilities, included in the consolidated balance sheets are:

                                                                       June 30,            December 31,
     In millions                                                         2003                  2002
----------------------------------------------------------------------------------------------------------
     PROACT - net                                                      $      84             $    574
     Rate reduction notes - transition cost deferral                       1,104                1,215
     Unamortized nuclear investment - net                                    617                  630
     Unamortized coal plant investment - net                                  66                   61
     Other:
     Flow-through taxes - net                                              1,303                1,336
     Unamortized loss on reacquired debt                                     233                  237
     Environmental remediation                                                72                   70
     Asset retirement obligation                                            (313)                  --
     Regulatory balancing accounts and other - net                           123                  224
----------------------------------------------------------------------------------------------------------
     Total                                                             $   3,289             $  4,347
----------------------------------------------------------------------------------------------------------

SOUTHERN CALIFORNIA EDISON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock-Based Employee Compensation

SCE has three stock-based employee compensation plans, which are described more fully in Note 7 of "Notes to
Consolidated Financial Statements" included in SCE's 2002 Annual Report.  SCE accounts for these plans using the intrinsic value method.  Upon grant, no stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net income if SCE had used the fair-value accounting method.

                                                                  Three Months Ended             Six Months Ended
                                                                       June 30,                     June 30,
-------------------------------------------------------------------------------------------------------------------
In millions                                                        2003           2002         2003         2002
-------------------------------------------------------------------------------------------------------------------
Net income available for common stock, as reported              $   225         $  695       $  327       $  841
Add:  stock-based compensation expense using
     the intrinsic value accounting method - net of tax               1              1            2            2
Less:  stock-based compensation expense using
     the fair-value accounting method - net of tax                    1              1            3            1
-------------------------------------------------------------------------------------------------------------------
Pro forma net income available for common stock                 $   225         $  695       $  326       $  842
-------------------------------------------------------------------------------------------------------------------

Supplemental Cash Flows Information
                                                                                  Six Months Ended
                                                                                      June 30,
----------------------------------------------------------------------------------------------------------
         In millions                                                          2003               2002
----------------------------------------------------------------------------------------------------------
         Non-cash investing and financing activities:

         Details of senior secured credit facility transaction:
           Retirement of credit facility                                  $     --           $ (1,650)
           Senior secured credit facility replacement                           --              1,600
----------------------------------------------------------------------------------------------------------
         Cash paid on retirement of credit facility                       $     --           $    (50)
----------------------------------------------------------------------------------------------------------

         Details of long-term debt exchange offer:
           Variable rate notes redeemed                                   $   (966)          $     --
           First and refunding bonds issued                                    966                 --
----------------------------------------------------------------------------------------------------------

Note 2.  Regulatory Matters

Further information on regulatory matters, including proceedings for California Department of Water Resources power purchases and revenue requirements, generation procurement, and utility-retained generation, is described in Note 2 of "Notes to Consolidated Financial Statements" included in SCE's 2002 Annual Report.

California Public Utilities Commission (CPUC) Litigation Settlement Agreement

In 2001, SCE and the CPUC entered into a settlement of SCE's lawsuit against the CPUC, which sought a ruling that
SCE is entitled to full recovery of its past procurement-related costs.  A key element of the settlement agreement was the establishment of a $3.6 billion regulatory balancing account called the procurement-related obligations account (PROACT) as of August 31, 2001.  The Utility Reform Network

SOUTHERN CALIFORNIA EDISON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(TURN), a consumer advocacy group, and other parties appealed to the federal court of appeals seeking to overturn the stipulated judgment of the district court that approved the settlement agreement.  On March 4, 2002, the court of appeals heard argument on the appeal, and on September 23, 2002 the court issued its opinion.  In the opinion, the court affirmed the district court on all claims, with the exception of the challenges founded upon
California state law, which the appeals court referred to the California Supreme Court.  In sum, the appeals court concluded that none of the substantive arguments based on federal statutory or constitutional law compelled reversal of the district court's approval of the stipulated judgment.

However, the appeals court stated in its opinion that there is a serious question whether the settlement agreement violated state law, both in substance and in the procedure by which the CPUC agreed to it.  The appeals court added that if the settlement agreement violated state law, the CPUC lacked capacity to consent to the stipulated judgment, and the stipulated judgment would need to be vacated.  The appeals court indicated that, on a substantive level, the stipulated judgment appears to violate California's electric industry restructuring statute providing for a rate freeze.  The appeals court also indicated that, on a procedural level, the stipulated judgment appears to violate California laws requiring open meetings and public hearings.  Because federal courts are bound by the pronouncements of the state's highest court on applicable state law, and because the federal appeals court found no controlling precedents from California courts on the issues of state law in this case, the appeals court issued a separate order certifying those issues in question form to the California
Supreme Court and requested that the California Supreme Court accept certification.

The California Supreme Court accepted the certification, reformulated one of the certified questions as SCE had requested, and set a briefing schedule.  After the completion of the filing of briefs by the respective parties, including supplemental briefs at the request of the California Supreme Court about an issue related to
California's open meeting laws, the parties made oral arguments before the California Supreme Court at a hearing on May 27, 2003.  SCE expects the California Supreme Court to issue its decision on the certified questions by
August 25, 2003.  Once the California Supreme Court rules, the matter will return to the federal court of appeals for final disposition.  In the meantime, the case is stayed in the federal appellate court.  SCE continues to operate under the settlement agreement, and also continues to believe it is probable that SCE's ultimate recovery of its past procurement costs through regulatory mechanisms, including the PROACT, will be validated.  However,
SCE cannot predict with certainty the outcome of the pending legal proceedings.

Electric Line Maintenance Practices Proceeding

In August 2001, the CPUC issued an Order Instituting Investigation (OII) regarding SCE's overhead and underground electric line maintenance practices.  The order was based on a report issued by the CPUC's Consumer Protection and Safety Division (CPSD), which alleged a pattern of noncompliance with the CPUC's general orders for the maintenance of electric lines over the period 1998-2000.  The order also alleged that noncompliant conditions were involved in 37 accidents resulting in death, serious injury or property damage.  The CPSD identified 4,817 alleged violations of the general orders during the three-year period; and the order put SCE on notice that it could be subject to a penalty of between $500 and $20,000 for each violation or accident.  In its opening brief on October 21, 2002, the CPSD recommended that SCE be assessed a penalty of $97 million.

On June 19, 2003, a CPUC administrative law judge issued a presiding officer's decision (POD) fining SCE $576,000 for alleged violations involving death, injury or property damage, failure to identify

SOUTHERN CALIFORNIA EDISON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

unsafe conditions or exceeding required inspection intervals.  The POD imposes no fines for over 98% of the alleged violations and does not find that any of the alleged violations compromised the integrity or safety of
SCE's electric system or were excessive compared to other utilities.  The POD orders SCE to consult with the CPSD and refine SCE's maintenance priority system consistent with the discussion in the POD.  On July 21, 2003, SCE filed an appeal opposing the POD's interpretation that all general order non-conformances are violations subject to potential penalty.  The CPSD also filed an appeal, challenging the fact that the POD did not, in fact, penalize SCE for the 4,721 violations alleged by the CPSD in the OII.  SCE, Pacific Gas & Electric (PG&E), San
Diego Gas & Electric (SDG&E) and the California Cable and Telecommunications Association filed responses challenging the CPSD's appeal.  The CPSD filed a response objecting to the intervention and appeals of PG&E,
SDG&E and the California Cable and Telecommunications Association.

Holding Company Proceeding

In April 2001, the CPUC issued an OII that reopens the past CPUC decisions authorizing utilities to form holding companies and initiates an investigation into, among other things:  whether the holding companies violated CPUC requirements to give first priority to the capital needs of their respective utility subsidiaries; any additional suspected violations of laws or CPUC rules and decisions; and whether additional rules, conditions, or other changes to the holding company decisions are necessary.  On January 9, 2002, the CPUC issued an interim decision on the first priority condition.  The decision stated that, at least under certain circumstances, the condition includes the requirement that holding companies infuse all types of capital into their respective utility subsidiaries when necessary to fulfill the utility's obligation to serve.  The decision did not determine if any of the utility holding companies had violated this condition, reserving such a determination for a later phase of the proceedings.  On February 11, 2002, SCE and Edison International filed an application before the CPUC for rehearing of the decision.  On July 17, 2002, the CPUC affirmed its earlier decision on the first priority condition and also denied Edison International's request for a rehearing of the CPUC's determination that it had jurisdiction over Edison International in this proceeding.  On August 21, 2002, Edison International and SCE
jointly filed a petition requesting a review of the CPUC's decisions with regard to first priority considerations, and Edison International filed a petition for a review of the CPUC decision asserting jurisdiction over holding companies, both in state court as required.  PG&E and SDG&E and their respective holding companies filed similar challenges, and all cases have been transferred to the First District Court of
Appeals in San Francisco.  The CPUC filed briefs in opposition to the writ petitions. Edison International, SCE and the other petitioners filed reply briefs on March 6, 2003.  No hearings have been scheduled.  The court may rule without holding hearings.  SCE cannot predict with certainty what effects this investigation or any subsequent actions by the CPUC may have on it.

Mohave Generating Station Proceeding

As discussed in Note 2 of "Notes to Consolidated Financial Statements" included in SCE's 2002 Annual Report, on
May 17, 2002, SCE filed with the CPUC an application to address certain issues (mainly coal and slurry-water supply issues) facing the future extended operation of Mohave.  The uncertainty over a post-2005 coal and water supply has prevented SCE and other Mohave co-owners from starting to make approximately $1.1 billion (SCE's share is $605 million) of Mohave-related investments if Mohave's operations are to be extended past 2005.  The CPUC issued a ruling on January 7, 2003 requesting further written testimony on specified issues related to Mohave and its coal and slurry-water supply issues to determine whether it is in the public interest to extend Mohave operations post 2005.  SCE submitted supplemental testimony on January 30, 2003 stating, among other things, that the currently available information is not sufficient for the CPUC to make such a determination at this time.

SOUTHERN CALIFORNIA EDISON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Several further rounds of testimony and other filings have been submitted in 2003 by SCE and the other parties in the proceeding, most recently on July 1, 2003.  The Navajo Nation and Hopi Tribe and the coal mining company,
Peabody Western Coal Company, currently take the position that the CPUC should, among other things, require SCE to fund a study of a possible alternative water supply, and require SCE to commence a CPUC proceeding for authorization of the Mohave pollution controls and other plant investments.  Certain other parties have taken the position that SCE should be authorized to prepare for a year-end 2005 shutdown of Mohave.  To date there has been no substantive decision by the CPUC, and it is possible that further written filings or hearings will be required.  Negotiations also have continued among the relevant parties in an effort to resolve the coal and water supply issues, so far without any resolution.

Wholesale Electricity and Gas Markets

In response to a consolidated proceeding related to the justness and reasonableness of rates charged by sellers in the California Power Exchange and Independent System Operator markets as described in Note 2 of "Notes to
Consolidated Financial Statements" included in SCE's 2002 Annual Report, the FERC issued orders that initiated procedures for determining additional refunds arising from market manipulation by energy suppliers.  A FERC staff report issued on March 26, 2003 found that there was pervasive gaming and market manipulation of the electric and gas markets in California and in the west coast and also described many of the techniques and effects of electric and gas market manipulation.  In a March 26, 2003 order, clarified on April 22, 2003, the FERC adopted a recommendation of the FERC staff's final report to modify the ALJ's initial decision of December 12, 2002 to reflect the fact that the gas indices used in the market manipulation formula overstated the cost of gas used to generate electricity. SCE, as a member of the California parties, sought rehearing of the March 26 and April 22 orders.  On June 25, 2003, the FERC issued two sets of enforcement orders.  The first set orders 54 entities, including SCE, to show cause concerning gaming or anomalous market behavior during the period January 1, 2001 to
June 20, 2001.  The second set orders 25 entities to show cause concerning gaming and anomalous market behavior in concert with Enron entities.  Under both sets of orders, the remedy for tariff violations will be the disgorgement of unjust profits and possibly other non-monetary remedies.  On June 25, 2003, the FERC also opened a new investigation into anomalous bidding behavior during the period May 1, 2000 to October 2, 2000, focused primarily on economic withholding by bidding above $250/MWh with disgorgement of profits as the possible penalty.  SCE cannot, at this time, determine the timing or amount of any potential refunds.  Under the settlement agreement with the CPUC, 90% of any refunds will be given to ratepayers and 10% would be given to shareholders.  The CPUC issued an order instituting rulemaking on July 10, 2003, to account for the consideration received by regulated gas and electric utilities under a settlement with El Paso Natural Gas Company, et al.
Under the terms of the rulemaking, SCE will refund amounts (net of legal and consulting costs) through its ERRA balancing account as they are received from El Paso under the terms of the settlement.  In addition, amounts El
Paso refunds to the CDWR will result in equivalent reductions in the CDWR's revenue requirement from SCE's ratepayers.

Note 3.  Contingencies

In addition to the matters disclosed in these Notes, SCE is involved in other legal, tax and regulatory proceedings before various courts and governmental agencies regarding matters arising in the ordinary course of business.  SCE believes the outcome of these other proceedings will not materially affect its results of operations or liquidity.

SOUTHERN CALIFORNIA EDISON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Environmental Remediation

SCE is subject to numerous environmental laws and regulations, which require it to incur substantial costs to operate existing facilities, construct and operate new facilities, and mitigate or remove the effect of past operations on the environment.

SCE records its environmental remediation liabilities when site assessments and/or remedial actions are probable and a range of reasonably likely cleanup costs can be estimated.  SCE reviews its sites and measures the liability quarterly, by assessing a range of reasonably likely costs for each identified site using currently available information, including existing technology, presently enacted laws and regulations, experience gained at similar sites, and the probable level of involvement and financial condition of other potentially responsible parties.  These estimates include costs for site investigations, remediation, operations and maintenance, monitoring and site closure.  Unless there is a probable amount, SCE records the lower end of this reasonably likely range of costs (classified as other long-term liabilities) at undiscounted amounts.

SCE's recorded estimated minimum liability to remediate its 39 identified sites is $101 million.  The sites include SCE's divested gas-fueled generation plants, for which SCE retained some liability after their sale.  The ultimate costs to clean up SCE's identified sites may vary from its recorded liability due to numerous uncertainties inherent in the estimation process, such as: the extent and nature of contamination; the scarcity of reliable data for identified sites; the varying costs of alternative cleanup methods; developments resulting from investigatory studies; the possibility of identifying additional sites; and the time periods over which site remediation is expected to occur.  SCE believes that, due to these uncertainties, it is reasonably possible that cleanup costs could exceed its recorded liability by up to $277 million.  The upper limit of this range of costs was estimated using assumptions least favorable to SCE among a range of reasonably possible outcomes.

The CPUC allows SCE to recover environmental remediation costs at certain sites, representing $40 million of its recorded liability, through an incentive mechanism (SCE may request to include additional sites).  Under this mechanism, SCE will recover 90% of cleanup costs through customer rates; shareholders fund the remaining 10%, with the opportunity to recover these costs from insurance carriers and other third parties.  SCE has successfully settled insurance claims with all responsible carriers.  SCE expects to recover costs incurred at its remaining sites through customer rates.  SCE has recorded a regulatory asset of $72 million for its estimated minimum environmental-cleanup costs expected to be recovered through customer rates.

SCE's identified sites include several sites for which there is a lack of currently available information, including the nature and magnitude of contamination and the extent, if any, that SCE may be held responsible for contributing to any costs incurred for remediating these sites.  Thus, no reasonable estimate of cleanup costs can be made for these sites.

SCE expects to clean up its identified sites over a period of up to 30 years.  Remediation costs in each of the next several years are expected to range from $15 million to $25 million.  Recorded costs for the twelve months ended June 30, 2003 were $19 million.

Based on currently available information, SCE believes it is unlikely that it will incur amounts in excess of the upper limit of the estimated range for its identified sites and, based upon the CPUC's regulatory treatment of environmental remediation costs, SCE believes that costs ultimately recorded will not

SOUTHERN CALIFORNIA EDISON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

materially affect its results of operations or financial position.  There can be no assurance, however, that future developments, including additional information about existing sites or the identification of new sites, will not require material revisions to such estimates.

Federal Income Taxes

In August 2002, Edison International received a notice from the Internal Revenue Service asserting deficiencies in federal corporate income taxes for its 1994 to 1996 tax years.  Included in these amounts are deficiencies asserted against SCE.  The vast majority of SCE's tax deficiencies are timing differences and, therefore, amounts ultimately paid, if any, would benefit it as future tax deductions.  SCE believes that it has meritorious legal defenses to deficiencies asserted against it and believes that the ultimate outcome of this matter will not result in a material impact on its results of operations or financial position.

Navajo Nation Litigation

Peabody Holding Company (Peabody) supplies coal from mines on Navajo Nation lands to Mohave.  In June 1999, the
Navajo Nation filed a complaint in the United States District Court for the District of Columbia (D.C. District
Court) against Peabody and certain of its affiliates, Salt River Project Agricultural Improvement and Power
District, and SCE.  The complaint asserts claims against the defendants for, among other things, violations of the federal RICO statute, interference with fiduciary duties and contractual relations, fraudulent misrepresentation by nondisclosure, and various contract-related claims.  The complaint claims that the defendants' actions prevented the Navajo Nation from obtaining the full value in royalty rates for the coal.  The complaint seeks damages of not less than $600 million, trebling of that amount, and punitive damages of not less than $1 billion, as well as a declaration that Peabody's lease and contract rights to mine coal on Navajo Nation lands should be terminated.

In February 2002, Peabody and SCE filed cross claims against the Navajo Nation, alleging that the Navajo Nation had breached a settlement agreement and final award between Peabody and the Navajo Nation by filing their lawsuit.

The Navajo Nation had previously filed suit in the Court of Claims against the United States Department of
Interior, alleging that the Government had breached its fiduciary duty concerning contract negotiations including the Navajo Nation and the defendants.  In February 2000, the Court of Claims issued a decision in the
Government's favor, finding that while there had been a breach, there was no available redress from the
Government.  Following appeal of that decision by the Navajo Nation, an appellate court ruled that the Court of
Claims did have jurisdiction to award damages and remanded the case to the Court of Claims for that purpose.  On
June 3, 2002, the Government's request for review of the case by the United States Supreme Court was granted.  On
March 4, 2003, the Supreme Court reversed the appellate court and held that the Government is not liable to the
Navajo Nation as there was no breach of a fiduciary duty and that the Navajo Nation did not have a right to relief against the Government.  Based on the Supreme Court's analysis, on April 28, 2003, SCE filed a motion to dismiss or, in the alternative, for summary judgment in the D.C. District Court action.  The motion remains pending.

SCE cannot predict with certainty the outcome of the 1999 Navajo Nation's complaint against SCE, nor the impact on this complaint or the Supreme Court's decision on the outcome of the Navajo Nation's suit against the government, or the impact of the complaint on the operation of Mohave beyond 2005.

SOUTHERN CALIFORNIA EDISON COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Nuclear Insurance

Federal law limits public liability claims from a nuclear incident to $9.5 billion ($10.9 billion as of
August 20, 2003).  SCE and other owners of the San Onofre and Palo Verde Nuclear Generating Stations have purchased the maximum private primary insurance available ($300 million).  The balance is covered by the industry's retrospective rating plan that uses deferred premium charges to every reactor licensee if a nuclear incident at any licensed reactor in the U.S. results in claims and/or costs which exceed the primary insurance at that plant site.  Federal regulations require this secondary level of financial protection.  The Nuclear
Regulatory Commission exempted San Onofre Unit 1 from this secondary level, effective June 1994.  The maximum deferred premium for each nuclear incident is $88 million ($101 million as of August 20, 2003) per reactor, but not more than $10 million per reactor may be charged in any one year for each incident.  Based on its ownership interests, SCE could be required to pay a maximum of $175 million ($199 million as of August 20, 2003) per nuclear incident.  However, it would have to pay no more than $20 million per incident in any one year.  Such amounts include a 5% surcharge if additional funds are needed to satisfy public liability claims and are subject to adjustment for inflation.  If the public liability limit above is insufficient, federal regulations may impose further revenue-raising measures to pay claims, including a possible additional assessment on all licensed reactor operators.  The U.S. Congress has extended the expiration date of the applicable law until December 31,
2003 and is considering amendments that, among other things, are expected to extend the law beyond 2003.

Property damage insurance covers losses up to $500 million, including decontamination costs, at San Onofre and
Palo Verde.  Decontamination liability and property damage coverage exceeding the primary $500 million also has been purchased in amounts greater than federal requirements.  Additional insurance covers part of replacement power expenses during an accident-related nuclear unit outage.  A mutual insurance company owned by utilities with nuclear facilities issues these policies.  If losses at any nuclear facility covered by the arrangement were to exceed the accumulated funds for these insurance programs, SCE could be assessed retrospective premium adjustments of up to $38 million per year.  Insurance premiums are charged to operating expense.

Spent Nuclear Fuel

Under federal law, the U.S. Department of Energy (DOE) is responsible for the selection and development of a facility for disposal of spent nuclear fuel and high-level radioactive waste.  Such a facility was to be in operation by January 1998.  However, the DOE did not meet its obligation.  It is not certain when the DOE will begin accepting spent nuclear fuel from San Onofre or from other nuclear power plants.  Extended delays by the
DOE could lead to consideration of costly alternatives involving siting and environmental issues.  SCE has paid the DOE the required one-time fee applicable to nuclear generation at San Onofre through April 6, 1983
(approximately $24 million, plus interest).  SCE is also paying the required quarterly fee equal to 0.1(cent)per kWh of nuclear-generated electricity sold after April 6, 1983.

SCE, as operating agent, has primary responsibility for the interim storage of spent nuclear fuel generated at
San Onofre.  The spent nuclear fuel is stored in the San Onofre Units 1, 2 and 3 spent fuel pools.  The Units 2 and 3 spent fuel pools currently contain Unit 1 spent fuel in addition to spent fuel from Units 2 and 3.  Current capability to store spent fuel in the Units 2 and 3 spent fuel pools is adequate through 2005.  SCE plans to begin moving the Unit 1 spent fuel to a dry cask interim spent fuel storage facility at San Onofre by the third quarter of 2003.  By late 2004, the spent fuel pool storage capacity for Units 2 and 3 will then accommodate needs until 2007 for Unit 2 and 2008 for Unit 3.  SCE expects to begin using an interim spent fuel storage facility for Units 2 and 3 spent fuel by early 2006.

In order to increase on-site storage capacity and maintain core off-load capability, Palo Verde has constructed a dry cask storage facility.  Arizona Public Service Company (APS), operating agent for Palo Verde, has loaded five casks for Unit 2 and one for Unit 1.  APS plans to continually load casks on a schedule to maintain full core off-load capability for all three units.

Note 4.  Subsequent Event

On July 17, 2003, SCE signed an option agreement with Sequoia Generating LLC (Sequoia), a subsidiary of InterGen, to acquire Mountainview Power Company LLC, the owner of a new power plant currently being developed in Redlands,
California.  This acquisition requires regulatory approval from both the CPUC and the Federal Energy Regulatory
Commission (FERC).  SCE has filed an application with the CPUC proposing a power-purchase agreement between SCE and Mountainview Power Company LLC.  If approved by the CPUC, SCE will seek FERC approval of the power-purchase agreement.  SCE does not expect to exercise the option without CPUC and FERC approvals.  The option must be exercised prior to February 29, 2004.  If SCE exercises the option, SCE would recommence full construction of the project.  Under the option agreement, Sequoia may elect to terminate the option agreement at any time prior to
SCE's exercise of the option.  In such event, Sequoia must return all previously tendered option payments.

Item 2.    Management's Discussion and Analysis of Financial Condition
           and Results of Operations

This Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) for the three-
and six-month periods ended June 30, 2003, discusses material changes in the results of operations, financial condition and other developments of Southern California Edison Company (SCE) since December 31, 2002, and as compared to the three- and six-month periods ended June 30, 2002.  This discussion presumes that the reader has read or has access to SCE's MD&A for the calendar year 2002 (the year-ended 2002 MD&A), which was included in
SCE's 2002 annual report to shareholders and incorporated by reference into SCE's Annual Report on Form 10-K for the year ended December 31, 2002.

This MD&A contains forward-looking statements.  These statements are based on SCE's knowledge of present facts, current expectations about future events and assumptions about future developments.  Forward-looking statements are not guarantees of performance; they are subject to risks, uncertainties and assumptions that could cause actual future activities and results of operations to be materially different from those set forth in this MD&A.
Important factors that could cause actual results to differ include, but are not limited to, risks discussed below under "Financial Condition," "Market Risk Exposures" and "Forward-Looking Information and Risk Factors."
The following discussion provides updated information about material developments since the issuance of the year-ended 2002 MD&A and should be read in conjunction with the financial statements contained in this quarterly report and SCE's Annual Report on Form 10-K for the year ended December 31, 2002.

This MD&A includes information about SCE, a regulated public utility company providing electricity to retail customers in central, coastal, and southern California.

CURRENT DEVELOPMENTS

As discussed in detail in "Regulatory Matters--CPUC Litigation Settlement Agreement," SCE entered into a settlement agreement with the California Public Utilities Commission (CPUC) that allowed SCE to recover $3.6 billion in past procurement-related costs.  The Utility Reform Network (TURN), a consumer advocacy group, and other parties appealed to the federal court of appeals seeking to overturn the district court judgment that approved the settlement agreement.  In September 2002, an appeals court opinion affirmed the district court on all claims, with the exception of challenges founded upon California state law, which the appeals court referred to the California Supreme Court.  On May 27, 2003, the parties made oral arguments before the California Supreme
Court.  SCE expects the California Supreme Court to issue its decision on the certified questions of state law by
August 25, 2003.

As discussed in "Regulatory Matters--PROACT Regulatory Asset and--Customer Rate-Reduction Plan," SCE fully recovered the procurement-related obligations account (PROACT) balance during July 2003.  As a result of recovering the PROACT balance, SCE implemented a CPUC-approved customer rate-reduction plan effective August 1,
2003.  The customer rate-reduction plan reduces SCE's annual rates by $1.2 billion (with no impact to earnings)
and will reduce bills by 8% for residential customers, 18% for small businesses, 13% for medium businesses and
19% for large businesses.

RESULTS OF OPERATIONS

Earnings

SCE's earnings for the three- and six-month periods ended June 30, 2003 were $225 million and $327 million, respectively, compared with $695 million and $841 million for the same periods in 2002.  Excluding the $480 million adjustment related to the utility retained generation (URG) decision in 2002, SCE's second quarter and year-to-date 2002 earnings were $215 million and $361 million, respectively.

Excluding the URG adjustment, earnings for second quarter 2003 increased $10 million over second quarter 2002, primarily due to the impact of two items that occurred in second quarter 2002 that did not occur in second quarter 2003:  a refueling outage at San Onofre Nuclear Generating Station (San Onofre) Unit 2 and a one-time positive adjustment related to the implementation of a sales adjustment mechanism.  Excluding the $480 million gain to implement the URG decision, SCE's earnings in the first half of 2003 decreased by $34 million, compared to the same period in 2002.  The decrease primarily reflects the impact of a one-time positive adjustment relating to the implementation of a sales adjustment mechanism that occurred in the second quarter of 2002.
Additionally, SCE had higher operating and maintenance expenses, including health care and storm damage costs, which were offset by higher revenue.

Operating Revenue

SCE's retail sales represented approximately 91% of operating revenue for both the second quarter and year-to-date ended June 30, 2003, and 96% of operating revenue for the same periods in 2002.  Retail rates are regulated by the CPUC and wholesale rates are regulated by the Federal Energy Regulatory Commission (FERC).

Due to warmer weather and higher electricity usage during the summer months, operating revenue during the third quarter of each year is significantly higher than other quarters.

Operating revenue increased for the three- and six-month periods ended June 30, 2003, compared to the same periods in 2002, primarily due to increased revenue from wholesale and retail customers.  Wholesale revenue increased due to the resale of SCE's excess energy, compared to no excess energy sales in 2002.  As a result of the California Department of Water Resources (CDWR) contracts allocated to SCE, excess energy from SCE sources may exist at certain times and is resold in the energy markets.  Retail sales revenue increased mainly due to recognition of revenue from amortization of the temporary surcharge that was collected in 2002 and authorized by the CPUC to be used to recover costs incurred in 2003 (see "Regulatory Matters--Surcharge Decisions" in the
year-ended 2002 MD&A for further discussion) and higher revenue resulting from a net 1(cent)per kilowatt hour (kWh)
decrease in credits given to direct access customers.  During the period January 1, 2002 through July 27, 2002, direct access customers were given an average credit of 11(cent)per kWh.  This average credit was reduced to 8.3(cent)per
kWh on July 27, 2002, to collect a nonbypassable historical procurement charge, causing SCE's revenue to increase by 2.7(cent)per kWh through the end of 2002.  Beginning on January 1, 2003, SCE's share of the nonbypassable historical procurement charge was reduced to 1(cent)per kWh, with the remaining 1.7(cent)per kWh allocated and remitted to CDWR for its costs associated with direct access customers (see discussion below).  The increases were partially offset by an increase in amounts remitted to CDWR for energy purchases, including an allocation adjustment during the six-month period ended June 30, 2003, bond-related charges (beginning November 15, 2002)
and direct access exit fees (beginning January 1, 2003).

From 1998 through mid-September 2001, SCE's customers were able to choose to purchase power directly from an energy service provider other than SCE (thus becoming direct access customers) or continue to have SCE purchase power on their behalf.  On March 21, 2002, the CPUC issued a decision affirming that new direct access arrangements entered into by SCE's customers after September 20, 2001 were invalid.  Direct access arrangements entered into prior to September 20, 2001 remain valid.  Direct access customers continue to be given an average credit of 8.3(cent)per kWh, for the generation costs SCE saves by not serving them.  Operating revenue is reported net of this credit.  See "Regulatory Matters--Direct Access Proceedings" discussion.

Amounts SCE bills and collects from its customers for electric power purchased and sold by CDWR to SCE's customers (beginning January 17, 2001), CDWR bond-related costs (beginning November 15,

2002) and direct access exit fees (beginning January 1, 2003) are remitted to CDWR and are not recognized as revenue by SCE.  These amounts were $421 million and $845 million for the three- and six-month periods ended June
30, 2003, respectively, compared to $255 million and $596 million for the three- and six-month periods ended June
30, 2002, respectively.

Operating Expenses

Purchased-power expense increased for both the quarter and year-to-date ended June 30, 2003, compared to the same periods in 2002, mainly due to higher expenses related to power purchased by SCE from qualifying facilities
(QFs), as discussed below, as well as higher expenses related to SCE's bilateral contracts and interutility contracts.

Federal law and CPUC orders required SCE to enter into contracts to purchase power from QFs at CPUC-mandated prices.  Energy payments to gas-fired QFs are generally tied to spot natural gas prices.  Effective May 2002, energy payments for most renewable QFs were converted to a fixed price of 5.37(cent)per kWh, compared with an average of 3.1(cent)per kWh during the period between January and April 2002.  During 2003, spot natural gas prices were higher compared to the same period in 2002.  The 2003 increase in purchased-power expense related to SCE's bilateral and interutility contracts was also due to the increase in spot natural gas prices, as well as an increase in the number of bilateral contracts entered into during 2003.

Provisions for regulatory adjustment clauses - net increased for both the three- and six-month periods ended
June 30, 2003, compared to the same periods in 2002.  The three- and six-month period increases were mainly due to
SCE's reestablishment of regulatory assets related to its unamortized nuclear facilities, purchased-power settlements and flow-through taxes recorded in 2002, partially offset by a decrease in overcollections used to recover the PROACT balance resulting primarily from higher QF costs.  The six-month period ended June 30, 2003 increase was also partially offset by an allocation adjustment for CDWR energy purchases.

Other operating and maintenance expense decreased for the three-month period ended June 30, 2003 mainly due to higher Independent System Operator (ISO) administrative costs during 2002.  Other operating and maintenance expense increased during the six-month period ended June 30, 2003, as compared to the same period in 2002, mainly due higher health-care costs, higher storm damage expenses, and higher spending on certain CPUC-authorized programs, partially offset by lower ISO administrative costs.

Depreciation, decommissioning and amortization expense decreased during the second quarter of 2003, compared to the same period in 2002, mainly due to a decrease in SCE's nuclear decommissioning expense, a decrease in amortization due to the change in the amortization period of SCE's nuclear facilities based on the URG decision received in the second quarter of 2002, partially offset by an increase in depreciation expense associated with
SCE's additions to transmission and distribution assets.

Other Income and Deductions

Interest and dividend income decreased for both the three- and six-month periods ended June 30, 2003, compared to the same periods in 2002, mainly due to lower interest income from a lower PROACT balance.  The six-month period decrease also reflects lower interest income from lower average cash balances and lower interest rates.

Other nonoperating income increased for both the three- and six-month periods ended June 30, 2003, compared to the same periods in 2002.  The increases were mainly due to SCE's recognition of performance rewards related to the Palo Verde Nuclear Generating Station (Palo Verde) approved by the CPUC during second quarter 2003.  The six-month increase also reflects SCE's accrual of 2002

performance-based ratemaking (PBR) revenue under the PBR sharing mechanism filed with the CPUC during first quarter 2003.

Interest expense - net of amounts capitalized decreased for the six-month period ended June 30, 2003, compared to the same period in 2002, primarily due to lower interest expense related to the suspension of payments for purchased power during 2001 and early 2002.  These obligations were paid in March 2002.  In addition, the decrease was due to lower interest expense resulting from lower short-term and long-term debt balances and lower interest rates.

Other nonoperating deductions increased for the year-to-date period ended June 30, 2003, mainly due to accruals for regulatory matters.

Income Taxes

Income taxes decreased for both the three- and six-month periods ended June 30, 2003, compared to the same periods in 2002, primarily due to a decrease in pre-tax income, partially offset by a reduction in SCE's tax expense in 2002 related to the income tax benefit associated with the reestablishment of generation-related regulatory assets upon implementation of the URG decision.

SCE's composite federal and state statutory rate was approximately 40.5% for both periods presented.  The lower effective tax rate of 39% and 37% realized in the three- and six-month periods, respectively, was primarily due to state tax adjustments and offsetting property related flow-through taxes.

FINANCIAL CONDITION

Cash Flows from Operating Activities

Net cash provided by operating activities was $1.4 billion for the six-month period ended June 30, 2003 and $747 million for the same period in 2002.

The change in cash provided (used) by operating activities from continuing operations was mainly due to SCE's
March 2002 repayment of past-due obligations, partially offset by lower accrued interest and taxes in 2003 as compared to 2002.  The change was also due to timing of cash receipts and disbursements related to working capital items.

Cash Flows from Financing Activities

Net cash used by financing activities was $868 million for the six-month period ended June 30, 2003, and
$1.4 billion for the comparable period in 2002.

During the six-month period ended June 30, 2003, SCE repaid $300 million of a one-year term loan due March 3,
2003, and $300 million on its revolving line of credit, both of which were part of the $1.6 billion financing that took place in the first quarter of 2002.  In addition, SCE repaid $125 million of its 6.25% first and refunding mortgage bonds.

During the six-month period ended June 30, 2002, SCE repaid $531 million of commercial paper, $400 million of its maturing principal on its senior unsecured notes, and remarketed $196 million of the $550 million of pollution-control bonds repurchased during December 2000 and early 2001.  Also during the first quarter of 2002,
SCE replaced the $1.65 billion credit facility with a $1.6 billion financing and made a payment of $50 million to retire the remainder of the $1.65 billion credit facility.

Cash Flows from Investing Activities

Cash flows from investing activities are affected by additions to property and plant, primarily for transmission and distribution assets, and funding of nuclear decommissioning trusts. Additions to SCE's property and plant for the six-month period ended June 30, 2003, were approximately $540 million, primarily for transmission and distribution assets.  Additions to SCE's property and plant for the comparable period in 2002 were approximately
$463 million, primarily for transmission and distribution assets.

Liquidity Issues

SCE expects to meet its continuing obligations in 2003 from cash and equivalents on hand and operating cash flows.  SCE had $994 million in cash and equivalents as of June 30, 2003.

In January 2002, the CPUC adopted a resolution implementing a settlement agreement with SCE.  Based on the rights to recover its past procurement-related costs, SCE repaid its undisputed past-due obligations and near-term debt maturities in March 2002, using cash on hand resulting from the proceeds of the $1.6 billion credit facilities and the remarketing of $196 million in pollution-control bonds.  The $1.6 billion credit facilities included a
$600 million, one-year term loan due on March 3, 2003.  SCE prepaid $300 million of this loan on August 14, 2002 and the remaining $300 million on February 11, 2003.  The $1.6 billion credit facilities also included a $300 million revolving line of credit with a March 2004 maturity and a $700 million term loan with a March 2005 final maturity.  On April 16, 2003, SCE fully repaid the $300 million drawn under its revolving line of credit.  Under the term loan, net-cash proceeds from the issuance of capital stock or new indebtedness must be used to reduce the term loan subject to certain exceptions.

On February 24, 2003, SCE completed an exchange offer for its 8.95% variable rate notes due November 2003.  A total of $966 million of these notes was exchanged for $966 million of a new series of first and refunding mortgage bonds due February 2007.  As a result of the exchange offer, SCE's remaining significant debt maturity in 2003 is $34 million, comprising of the 8.95% variable rate notes due November 2003 that were not exchanged.
In addition, approximately $131 million of rate reduction notes are due in the remainder of 2003.  These notes have a separate cost recovery mechanism approved by state legislation and CPUC decisions.

SCE fully recovered the PROACT balance during July 2003.  As a result of recovering the PROACT balance, SCE implemented a CPUC approved customer rate-reduction plan effective August 1, 2003.  The customer rate-reduction plan reduces SCE's annual rates by $1.2 billion, but has no impact on earnings.  See "Regulatory Matters--Other
Regulatory Matters--Customer Rate-Reduction Plan" for further details.

As of June 30, 2003, SCE's common equity to total capitalization ratio, for rate-making purposes, was approximately 64%.  The CPUC-authorized level is 48%.  SCE expects to rebalance its capital structure to
CPUC-authorized levels in the future by paying dividends to its parent, Edison International, and issuing debt as necessary.  Factors that affect the amount and timing of such actions include, among other things, the outcome of the pending appeal of the stipulated judgment approving SCE's settlement agreement with the CPUC (see "Regulatory
Matters--CPUC Litigation Settlement Agreement"), SCE's access to the capital markets and actions by the CPUC.

SCE resumed procurement of its residual net short (the amount of energy needed to serve SCE's customers from sources other than its own generating plants, power purchase contracts and CDWR contracts) on January 1, 2003 and as of June 30, 2003, has approximately $118 million posted as collateral to secure its obligations under power purchase contracts and to transact through the ISO for imbalance power.

SCE's liquidity may be affected by, among other things, matters described in "Regulatory Matters--CPUC Litigation
Settlement Agreement,--CDWR Power Purchases and Revenue Requirement Proceedings, and--Generation Procurement
Proceedings" sections.

COMMITMENTS

SCE's long-term debt maturities and sinking-fund requirements for the five twelve-month periods following June
30, 2003 are:  2004-- $281 million; 2005-- $1.3 billion; 2006-- $447 million; 2007-- $1.2 billion; and 2008--
$130 million.  These amounts have been updated to reflect the $966 million exchange offer that took place on
February 24, 2003.

SCE has entered into six transition-capacity contracts during 2003, which contain capacity payment provisions.
SCE's commitments under these contracts for the five twelve-month periods following June 30, 2003 are:  2004--
$68 million; 2005-- $69 million; 2006-- $69 million; 2007-- $70 million; and 2008-- $37 million.

MARKET RISK EXPOSURES

SCE's primary market risk exposures include interest rate risk, generating fuel, commodity price and volume risk and credit risk.

Interest Rate Risk

SCE is exposed to changes in interest rates primarily as a result of its borrowing and investing activities used for liquidity purposes and to fund business operations, as well as to finance capital expenditures.  The nature and amount of SCE's long-term and short-term debt can be expected to vary as a result of future business requirements, market conditions and other factors.  In addition, SCE's authorized return on common equity is set based on forecasts of interest rates and other factors.

Commodity Price and Volume Risk

Under the CPUC settlement agreement, SCE was permitted full recovery of its past procurement-related costs.
During July 2003, SCE completed recovery of these costs.  Currently, SCE expects to recover its reasonable power procurement costs in customer rates through regulatory mechanisms established by the CPUC.  Assembly Bill (AB)
57, which the Governor of California signed in September 2002, provides that the CPUC shall adjust rates, or order refunds, to amortize undercollections or overcollections of power procurement costs.  Until January 1,
2006, the CPUC must adjust rates if the undercollection or overcollection exceeds 5% of SCE's prior year's procurement costs, excluding revenue collected for CDWR.  As a result of these regulatory mechanisms, changes in energy prices may impact SCE's cash flows but are not expected to have an impact on earnings.

On January 1, 2003, SCE resumed procurement of its residual net short.  SCE forecasts that its average 2003 residual net short, on an energy basis, will be approximately 4% of the total energy needed to serve SCE's customers, with most of the short position occurring during off-peak hours and on weekends.  Factors that could cause SCE's residual net short to be larger than expected include:  direct access customers returning to utility service from their energy service provider; lower utility generation; lower deliveries from QFs, CDWR or interutility contracts; and higher load requirements.

To reduce SCE's residual net short exposure, SCE entered into six transition capacity contracts with terms of up to five years.  Through fuel tolling arrangements, SCE is responsible for providing natural gas when the underlying contract facilities are called upon to provide energy.  SCE anticipates it will need to purchase additional capacity and/or ancillary services to hedge its peak energy requirements.

During 2004, SCE expects its residual net short to decline and its residual net long position to increase.  SCE's growing residual net long position arises from expected increases in deliveries under CDWR contracts allocated to
SCE's customers.  In its 2004 procurement plan, under review by the CPUC, SCE has incorporated a price and volume forecast from expected sales of residual net long power.  If actual prices or volumes vary from forecast, SCE's cash flow would be impacted.  However, sales of residual power do not affect SCE's earnings.

Pursuant to CPUC decisions, SCE arranges for natural gas and related services for CDWR contracts allocated by the
CPUC to SCE.  Financial and legal responsibility for the allocated contracts remains with CDWR.  CDWR, through the coordination of SCE, has hedged a portion of its expected natural gas requirements for certain contracts allocated to SCE.  To the extent the price of natural gas were to increase above the levels assumed for cost recovery purposes, state law permits CDWR to recover its actual costs through rates established by the CPUC.

SCE purchases power from QFs CPUC state-mandated contracts.  The contract energy price for most non-renewable QFs is tied to the southern California border price of natural gas established on a monthly basis.  During 2003, SCE substantially hedged the risk of increasing natural gas prices.  In its 2004 procurement plan, SCE has requested
CPUC authority to hedge its QF natural gas price risk.  A decision on SCE's procurement plan is not expected until late 2003.

Credit Risks

Credit risk arises primarily due to the chance that a counterparty will not perform as agreed under various purchase and sale contracts or pay SCE for energy products delivered.  SCE uses a variety of techniques to mitigate its exposure to credit risk.  These include restricting unsecured exposures to highly rated entities and securing collateral from all others whenever possible.  Such collateral may take many forms including cash from the counterparty itself, payment guarantees or letters of credit from highly rated entities, and making purchases from the counterparty which act to offset sales.  SCE has established a risk management committee which regularly reviews procurement credit exposure and approves credit limits for transacting with counterparties.  Despite these efforts, there can be no assurance that SCE's actions to mitigate credit risk will be wholly successful or that collateral pledged will be adequate.  SCE believes that any losses which may occur, despite prudent credit management practices, should be fully recoverable from ratepayers if SCE follows the credit limits established in its CPUC-approved procurement plan.

REGULATORY MATTERS

This section of MD&A presents updates to regulatory matters using three main subsections:  generation and power procurement, transmission and distribution, and other regulatory matters.

Generation and Power Procurement

CPUC Litigation Settlement Agreement

In 2001, SCE and the CPUC entered into a settlement of SCE's lawsuit against the CPUC, which sought a ruling that
SCE is entitled to full recovery of its past procurement-related costs.  A key element of the settlement agreement was the establishment of a $3.6 billion regulatory balancing account called the PROACT as of August 31,
2001.  Other provisions of the settlement agreement are described in the "CPUC Litigation Settlement Agreement"
disclosure in the year-ended 2002 MD&A.  TURN, a consumer advocacy group, and other parties appealed to the federal court of appeals seeking to overturn the stipulated judgment of the district court that approved the settlement agreement.  On March 4, 2002, the United States Court of Appeals for the Ninth Circuit heard argument on the appeal, and on

September 23, 2002 the court issued its opinion.  In its opinion, the federal court of appeals affirmed the district court on all claims, with the exception of the challenges founded upon California state law, which the appeals court referred to the California Supreme Court.  In sum, the appeals court concluded that none of the substantive arguments based on federal statutory or constitutional law compelled reversal of the district court's approval of the stipulated judgment.

However, the appeals court stated in its opinion that there is a serious question whether the settlement agreement violated state law, both in substance and in the procedure by which the CPUC agreed to it.  The appeals court added that if the settlement agreement violated state law, the CPUC lacked capacity to consent to the stipulated judgment, and the stipulated judgment would need to be vacated.  The appeals court indicated that, on a substantive level, the stipulated judgment appears to violate California's electric industry restructuring statute providing for a rate freeze.  The appeals court also indicated that, on a procedural level, the stipulated judgment appears to violate California laws requiring open meetings and public hearings.  Because federal courts are bound by the pronouncements of the state's highest court on applicable state law, and because the federal appeals court found no controlling precedents from California courts on the issues of state law in this case, the appeals court issued a separate order certifying those issues in question form to the California
Supreme Court and requested that the California Supreme Court accept certification.

The California Supreme Court accepted the certification, reformulated one of the certified questions as SCE had requested, and set a briefing schedule.  After the completion of the filing of briefs by the respective parties, including supplemental briefs at the request of the California Supreme Court about an issue related to
California's open meeting laws, the parties made oral arguments before the California Supreme Court at a hearing on May 27, 2003.  SCE expects the California Supreme Court to issue its decision on the certified questions of state law by August 25, 2003.  Once the California Supreme Court issues its decision on the certified questions, the matter will return to the Ninth Circuit for final disposition.  In the meantime, the case is stayed in the federal appellate court.  SCE continues to operate under the settlement agreement.  SCE continues to believe it is probable that SCE's ultimate recovery of its past procurement costs through regulatory mechanisms, including the PROACT, will be validated.  However, SCE cannot predict with certainty the outcome of the pending legal proceedings.

PROACT Regulatory Asset

In accordance with the settlement agreement and an implementing resolution adopted by the CPUC, in the fourth quarter of 2001, SCE established the PROACT regulatory balancing account, with an initial balance of approximately $3.6 billion reflecting the net amount of past procurement-related liabilities to be recovered by
SCE.  Each month, SCE applied to the PROACT the positive or negative difference between SCE's revenue from retail electric rates (including surcharges) and the costs that SCE is authorized by the CPUC to recover in retail electric rates.  The balance in the PROACT regulatory balancing account was $574 million at December 31, 2002 and
$84 million at June 30, 2003.  At July 31, 2003, the PROACT regulatory balancing account was overcollected by
$148 million.

Under a settlement described in the "--Customer Rate-Reduction Plan," on July 15, 2003, SCE filed with the CPUC to inform it of the forecast recovery of the PROACT balance in July 2003, to implement post-PROACT rate levels and rate-making mechanisms effective August 1, 2003, and to transfer the PROACT overcollection to a new energy resource recovery account (ERRA) regulatory balancing account on August 1, 2003.  No other party filed protests to SCE's filing within the required time and SCE expects approval of its filing by the CPUC.

CDWR Power Purchases and Revenue Requirement Proceedings

In accordance with an emergency order signed by the governor, CDWR began making emergency power purchases for
SCE's customers on January 17, 2001.  Amounts SCE bills to and collects from its customers for electric power purchased and sold by CDWR are remitted directly to CDWR and are not recognized as revenue by SCE.  In February 2001, AB 1X (First Extraordinary Session, AB 1X) was enacted into law.  AB 1X authorized CDWR to enter into contracts to purchase electric power and sell power at cost directly to SCE's retail customers, and authorized CDWR to issue bonds to finance electricity purchases.  In addition, the CPUC is responsible for allocating CDWR's revenue requirement among the customers of SCE, PG&E and SDG&E.

As discussed in the "CDWR Power Purchases and Revenue Requirement Proceedings" disclosure in the year-ended 2002
MD&A, the CPUC allocated to SCE's customers:  $3.5 billion of total power procurement revenue requirement of $9 billion for 2001 and 2002; $331 million of the 2003 bond charge revenue requirement of $745 million; and
approximately $1.9 billion of the total 2003 power procurement revenue requirement of $4.3 billion.  On July 1,
2003, CDWR submitted the supplemental determination of its 2003 power procurement revenue requirement to the
CPUC, reducing that revenue requirement by $1 billion, to $3.3 billion.  SCE's customers' share of this reduction is approximately $420 million if it is allocated by the CPUC in the same proportion that CDWR's original 2003 power procurement revenue requirement was allocated to them.  SCE has requested that this $420 million be retained by CDWR or, alternatively, used by SCE to partially offset an anticipated increase in CDWR's 2004 power charge to SCE's customers.  In September 2003, the CPUC is expected to issue a decision allocating the supplemental determination among the investor-owned utilities.

In July 2003, CDWR released its proposed revenue requirement for 2004 that, if adopted, would establish a total power procurement revenue requirement of $5.47 billion statewide, which includes a power charge of $4.65 billion and a bond charge of $820 million.  Comments on the proposed 2004 revenue requirement are due on August 14,
2003.  Once CDWR adopts the 2004 revenue requirement, it will be submitted to the CPUC, which will allocate the revenue requirement among the investor-owned utilities.  Any increase or decrease in CDWR's bond and power charges will be directly passed through to SCE's customers.  The CPUC has not yet ruled on issues relating to the true-up of CDWR's 2001-2002 revenue requirement and the allocation to each utility.

Direct Access Proceedings

Direct Access - Historical Procurement Charge

From 1998 through mid-September 2001, SCE's customers were able to choose to purchase power directly from an energy service provider other than SCE (thus becoming direct access customers) or continue to purchase power from
SCE (customers who continue to purchase power from SCE are referred to as bundled service customers).  On
March 21, 2002, in accordance with existing legislation directing the CPUC to select a date for the suspension of the right of customers to purchase power from other energy service providers, the CPUC issued a final decision affirming that new direct access arrangements entered into by SCE's customers after September 20, 2001 are invalid.  This decision did not affect direct access arrangements in place before that date.  Direct access customers receive a credit for the generation costs SCE saves by not serving them.  Operating revenue is reported net of this credit.  Because of this credit, direct access power purchases resulted in additional undercollected power procurement costs to SCE during 2000 and 2001.  On July 17, 2002, the CPUC issued an interim decision to establish a nonbypassable historical procurement charge requiring direct access customers to pay $391 million of
SCE's past power procurement costs.  In a recent proposed decision, a CPUC administrative law judge (ALJ) approved a petition for modification of the interim decision filed by SCE raising direct access customers' responsibility to
$473 million.  The CPUC could adopt or reject this proposed decision in its final opinion.  Several parties filed petitions for review of the interim decision with the California Supreme Court.  SCE has filed responses to the petitions, but cannot predict with certainty the outcome of the petitions before the California Supreme Court.

The historical procurement charge was initially set at 2.7(cent)per kWh, effective July 27, 2002.  Subsequently, the
CPUC implemented an order establishing a surcharge for direct access customers' share of CDWR's costs, as discussed in the paragraph below.  Once that surcharge was implemented on January 1, 2003, the contribution by direct access customers to the historical procurement charge was reduced from 2.7(cent)per kWh to 1(cent)per kWh for the collection of the $391 million, with the remainder of the 2.7(cent)per kWh utilized for CDWR's costs associated with direct access customers.  Historical procurement charges recovered from direct access customers are used to reduce SCE's generation rates to bundled service customers and have no impact on SCE's earnings.

Direct Access - Exit Fees

On November 7, 2002, the CPUC issued a decision assigning responsibility for a portion of energy crisis related costs to direct access customers.  The first category consists of CDWR's power procurement costs incurred between
January 17, 2001 and September 30, 2001.  CDWR sold approximately $11 billion in bonds in fourth quarter 2002 to finance a portion of the costs incurred during the California energy crisis.  The CPUC decision stated that direct access customers were responsible for paying a portion of CDWR bond charge to recover the principal and financing costs associated with these bonds.  The second category relates to CDWR's power procurement costs for the fourth quarter of 2001 and the year 2002.  The CPUC stated that direct access customers must pay a share of these costs to make bundled service customers indifferent to suspension by the CPUC of the direct access program on September 20, 2001.  The third category includes CDWR long-term contract costs for 2003 and beyond.  The CPUC decision stated that a portion of these costs must be paid by direct access customers to keep bundled service customers indifferent to the later suspension of direct access on the premise that CDWR signed some of its long-term contracts with the expectation of serving the load that switched to direct access after July 1, 2001.
Finally, the last category relates to the above-market costs of SCE's utility retained generation (e.g., QFs contract costs) that in accordance with AB 1890 are to be recovered from all customers on an ongoing basis.  The
CPUC decision stated that:  (1) the bond charge is applicable to all direct access customers except those who were continuously on direct access and never used any CDWR power (less than 1% of SCE's load); (2) the next two categories of costs are applicable to direct access customers who took bundled service at any time after
February 1, 2001; and (3) the last category is applicable to all direct access customers, including continuous direct access customers.

On July 10, 2003, the CPUC issued a decision establishing a 2.7(cent)per kWh cap on the amount of exit fees to be paid by direct access customers.  The exact amount of exit fees to be paid by direct access customers will be determined on an annual basis after CDWR submits its requested revenue requirement to the CPUC.  On July 10,
2003, the CPUC ordered the imposition of exit fees (the Cost Responsibility Surcharges, or CRS) on so-called
"Municipal Departing Load," consumers who depart investor-owned utility service in favor of taking service from a publicly-owned utility.  That decision states that consumers switching to municipal service after February 1,
2001 will be responsible for paying CRS fees.  The exact amount of the CRS obligation to be paid by direct access customers will be determined by the end of 2003.  Certain other parties have filed applications for rehearing of this decision.  See "--CDWR Power Purchases and Revenue Requirement Proceedings" for further discussion.

On April 3, 2003, in a separate decision, the CPUC adopted similar exit fees for customers who install onsite generation facilities or arrange to purchase power from another entity that installs generation facilities on or adjacent to their property.  In its decision, the CPUC established three categories of customer generation.  Each category has varying exit fee responsibilities ranging from full exemption from the exit fees to full obligation for all exit fees provided that the amount of customer generation installed statewide does not exceed CDWR's forecast of customer generation it used when negotiating the long-term power contracts.  The CPUC set an absolute cap of 3,000 MW on eligible customer generation departing load through the life of CDWR's long-term contracts.
On April 17, 2003, SCE filed

proposed tariff changes necessary to comply with the April 3, 2003 decision.  The CPUC has not yet approved the utilities' tariffs implementing the customer generation departing load exit fees.

Direct Access - Switching Exemptions

On May 8, 2003, the CPUC issued a decision establishing an exception to its March 21, 2002 decision (as discussed in "--Historical Procurement Charge" section above) prohibiting new direct access arrangements after September 20,
2001.  This exception, referred to as the "switching exemptions," permits direct access customers with a pre-September 20, 2001 contract with an energy service provider to switch back and forth between bundled service and direct access.  In its May 8, 2003 decision, the CPUC adopted three specific exemptions:

o    A "grandfathering" exemption that permits customers with pre-September 20, 2001 direct access contracts who have already returned to bundled utility service subsequent to September 20, 2001 to return to direct access during a 45-day transition period;

o    A "safe harbor" exemption, under which direct access customers may return to bundled service on a transitional basis while switching energy service providers.  While in the safe harbor, these customers must pay all incremental short-term power costs incurred on their behalf and the applicable direct access exit fees; and

o    A third exemption allows direct access customers who have returned to bundled service for a minimum three-year period to thereafter depart again to acquire direct access service.

Direct access customers returning to bundled service for other than transition purposes must provide a six-month advance notice and remain on bundled service for a minimum term of three years.  Similarly, if a customer intends to return to direct access after satisfying its three-year minimum stay on bundled service, it must provide six-months advance notice.  Direct access customers returning to bundled service remain responsible for their share of direct access exit fees.

On June 23, 2003, SCE filed proposed tariff changes necessary to comply with the May 8, 2003 decision.  Direct access customers will continue to operate under current direct access provisions until the CPUC approves the tariff changes, which is anticipated to occur in November 2003.

On July 9, 2003, SCE filed a petition with the California Supreme Court contending that the CPUC's May 8, 2003 decision is inconsistent with the state law which suspended the right of retail customers to acquire direct access after the CPUC-determined date for suspension (September 20, 2001).  TURN has also filed a petition with the California Supreme Court raising similar arguments.

Temporary Surcharge

As discussed in the "Surcharge Decisions" disclosure in the year-ended 2002 MD&A, the CPUC allowed a continuation of a 0.6(cent)-per-kWh temporary surcharge that was scheduled to terminate in June 2002 and required SCE to track the associated revenue in a balancing account for rate-making purposes, until the CPUC determined the use of the surcharge.  A December 17, 2002 CPUC decision authorized SCE to use the revenue associated with the surcharge to partially offset its  higher 2003 revenue requirement.  For financial reporting purposes, $187 million of surcharge revenue, billed in the last six months of 2002, was credited to a regulatory liability account until it could be used to offset SCE's higher 2003 procurement revenue requirement.  This account was partially amortized into revenue through July 31, 2003, with the remaining balance of $37 million transferred to the ERRA balancing account as of August 1, 2003.

Hedging Cost Recovery Decision

Pursuant to its authority mentioned in "--CPUC Litigation Settlement Agreement," SCE purchased $209 million in hedging instruments (gas call options) in late 2001 to hedge a majority of its natural gas price exposure associated with QF contracts for 2002 and 2003.  A February 13, 2003 CPUC decision allowed SCE to transfer the entire $209 million into the PROACT regulatory asset during first quarter 2003.

Generation Procurement Proceedings

The CPUC's Order Instituting Rulemaking, issued in October 2001, establishes the policies and mechanisms necessary for SCE and the other major California electric utilities to resume power procurement as of January 1,
2003.  In 2002, the CPUC issued four decisions:  (1) on August 22, 2002, regarding transitional procurement contracts; (2) on September 19, 2002, regarding the allocation of contracts previously entered into by CDWR among the three major California utilities; (3) on October 24, 2002, for the resumption of power procurement activities by these utilities on January 1, 2003, and adoption of a regulatory framework for such activities which includes establishment of the ERRA regulatory balancing account to track fuel and purchased power authorized revenue requirements against actual costs; and (4) on December 19, 2002, concerning SCE's short-term procurement plan for
2003.  See the "Regulatory Matters--Generation Procurement Proceedings" in the year-ended 2002 MD&A for detailed discussion of these matters.  The CPUC recently issued five decisions on numerous applications for rehearing and petitions for modifications filed on those decisions.  The five decisions clarify some of the guidelines for procuring power and provide mechanisms for a more objective determination of the reasonableness of procurement costs for transactions outside an approved procurement plan, including the establishment of a precise amount
($37 million) on the annual maximum disallowance risk exposure for contract administration and least cost dispatch.

California law and CPUC decisions provide for SCE to recover its reasonably incurred power procurement costs in customer rates.  A California statute adopted in 2002 allows SCE to recover reasonable procurement costs recovered in compliance with an approved procurement plan.  As discussed above, the CPUC determined that SCE's maximum disallowance risk exposure for contract administration, including administration of allocated CDWR contracts, and least cost dispatch is $37 million.  Power purchases and sales not in compliance with the approved procurement plan are subject to an expedited reasonableness review, and are not included in the disallowance cap of $37 million.

On December 24, 2002 and January 14, 2003, SCE filed advice letters seeking CPUC approval of six renewable contracts provisionally entered into by SCE pursuant to the August 22, 2002 decision on transitional procurement contracts.  The CPUC approved five of the six contracts.  The sixth contract, which has not yet been approved, will automatically terminate unless the time for obtaining CPUC approval is extended.

In accordance with the CPUC's October 24, 2002 decision, SCE filed its long-term resource plan on April 15,
2003.  SCE's long-term resource plan included both a preferred plan and an interim plan.  The preferred plan contains long-term commitments that will encourage investment in new generation and transmission infrastructure, increase long-term reliability and decrease price volatility.  These commitments include:

o    a significant increase in cost-effective energy efficiency and demand-response investments;

o    renewable contracts that will meet or exceed the requirements of the Renewable Portfolio Standard (RPS),
     (see below);

o    a substantial increment of new utility and third-party owned generation resources; and

o    at least two new major transmission projects that will provide the state of California access to a diverse set of generating resources and help facilitate a more competitive wholesale market.

The interim plan, by contrast, relies exclusively on new short- and medium-term contracts with no long-term resource commitments (except for new renewable contracts).  In its CPUC filing, SCE maintained that implementation of its preferred plan requires resolution of various issues including:  (1) stabilizing SCE's customer base; (2) restoring SCE's investment-grade creditworthiness; (3) restructuring regulations regarding energy efficiency and demand-response programs; (4) removing barriers to transmission development; (5) modifying prior decisions, which impede long-term procurement; and (6) adopting a commercially realistic cost-recovery framework that will enable utilities to obtain financing and enable contracting for new generation.

In accordance with the CPUC's October 24, 2002 decision, SCE filed its short-term resource plan on May 15, 2003.
The purpose of the short-term resource plan is to set defined boundaries for per se reasonable transactions.  It incorporates elements required by recent California legislation and CPUC decisions.  The short-term plan is designed so that the following types of transactions are deemed reasonable:

o    procurement of electrical energy to meet a residual net short requirement;

o    sales of surplus electrical energy to eliminate any residual net long position;

o    procurement of additional electrical capacity to meet the combination of SCE's peak-bundled load plus the ISO's requirement for ancillary services;

o    gas procurement for non-QFs generating resources under contract to SCE (including gas procurement for new tolling contracts that are needed, but have yet to be obtained);

o    transactions to hedge the risk of energy payments to QFs which are tied to the price of natural gas;

o    procurement of services, such as electric transmission, gas transportation, and gas-storage services, which are required to support the foregoing transactions; and

o    any other energy sales transactions that become necessary when surplus conditions arise.

Hearings on the short-term plan and certain key issues in the long-term plan commenced on July 21, 2003.  A decision is expected before the end of the year.

Procurement of Renewable Resources

As described in the year-ended 2002 MD&A, Senate Bill (SB) 1078 was signed into law in September 2002 and provides for SCE and other California utilities to increase their procurement of renewable resources.  Pursuant to a ruling of the CPUC's assigned ALJ, issues related to implementation of RPS issues in SB 1078 are being determined on a separate, expedited schedule.  Testimony on the implementation of SB 1078 was filed and hearings were held in April 2003.  On June 23, 2003, the CPUC issued its preliminary decision on
RPS issues.  The decision addressed implementation of various facets of SB 1078, including preliminary rules for adopting a market price of electricity, against which bids in solicitations for renewable power are to be judged;
preliminary criteria for the rank ordering and selection of "least-cost" and "best-fit" renewable resources;
preliminary rules for "flexible compliance" with RPS procurement targets, and the adoption of standard terms and conditions for contracts to be entered into as part of the RPS process.  The preliminary decision provides that the parties will initially be given an opportunity, through workshops to be arranged by the CPUC and California
Energy Commission staff to agree on standard contract terms.  With respect to compliance with procurement targets, the CPUC preliminarily determined that up-front, automatic penalties in the amount of 5(cent)per kWh for every kWh that falls below each utility's annual targets (subject to exceptions set forth in the decision), with an annual penalty cap of $25 million, would be assessed against utilities that fail to comply with procurement targets.  The decision provides that noncreditworthy utilities are exempt from procurement, but that procurement targets for such entities will nevertheless accrue during periods of noncreditworthiness and must be achieved, subject to the flexible compliance rules, if and when the utility becomes creditworthy.  The decision contemplates additional proceedings in which the preliminary RPS implementation rules will be further developed.
On July 23, 2003, SCE applied for rehearing of the CPUC's June 23, 2003 decision, on the grounds, among others, that the imposition of up-front, automatic penalties is contrary to legislative intent and deprives SCE of due process, that the CPUC violated the RPS statute and federal law in establishing a capacity price for non-firm products and that the CPUC proposed methodology for determining the market price of electricity effectively excludes broker quotes and other recognized sources of market price information.  If, within sixty days, the CPUC either denies or fails to act on the application, SCE can seek review of the underlying decision in the
California Court of Appeal.

CDWR Contracts

On December 19, 2002, the CPUC adopted an operating order under which SCE, PG&E and SDG&E perform the operational, dispatch, and administrative functions for CDWR's long-term power purchase contracts, beginning
January 1, 2003.  The operating order sets forth the terms and conditions under which the three utility companies administer CDWR contracts and requires the utility companies to dispatch all the generating assets within their portfolios on a least-cost basis for the benefit of their ratepayers.  PG&E and SDG&E filed an emergency motion in which they sought to substitute their negotiated operating agreements with CDWR for the CPUC's operating order.  In March 2003, the CPUC approved the negotiated operating agreements with CDWR submitted by PG&E and
SDG&E, subject to certain modifications.  Those modifications included eliminating provisions which would permit termination of the agreements by the utilities, a provision which would permit additional guidance from CDWR as to the performance of the utilities' obligations, a provision which would permit the direct collection from CDWR of fees for administering CDWR contracts and certain other provisions that permit CDWR to direct the actions of the utilities under the contracts.  The decision also required SCE, PG&E and SDG&E to file gas supply plans for the purchase of natural gas for CDWR contracts allocated to the utilities by April 17, 2003, and subsequent plans every six months thereafter for the term of the operating order.  SCE's gas supply plan was filed on April 18,
2003.

The CPUC also approved amendments to the servicing agreements between the utilities and CDWR relating to transmission, distribution, billing, and collection services for CDWR's purchased power.  The servicing order issued by the CPUC identifies the formulas and mechanisms to be used by SCE to remit to CDWR the revenue collected from SCE's customers for their use of energy from CDWR contracts that have been allocated to SCE.

Mohave Generating Station Proceeding

As discussed in the "Mohave Generating Station Proceeding" disclosure in the year-ended 2002 MD&A, on May 17,
2002, SCE filed with the CPUC an application to address certain issues (mainly coal and slurry-water supply issues) facing the future extended operation of Mohave.  The uncertainty over a post-2005 coal and water supply has prevented SCE and other Mohave co-owners from starting to make approximately $1.1 billion (SCE's share is
$605 million) of Mohave-related investments if Mohave's operations are to be extended past 2005.  The CPUC issued a ruling on January 7, 2003 requesting further written testimony on specified issues related to Mohave and its coal and slurry-water supply

issues to determine whether it is in the public interest to extend Mohave operations post 2005.  SCE submitted supplemental testimony on January 30, 2003 stating, among other things, that the currently available information is not sufficient for the CPUC to make such a determination at this time.

Several further rounds of testimony and other filings have been submitted in 2003 by SCE and the other parties in the proceeding, most recently on July 1, 2003.  The Navajo Nation and Hopi Tribe and the coal mining company,
Peabody Western Coal Company, currently take the position that the CPUC should, among other things, require SCE to fund a study of a possible alternative water supply, and require SCE to commence a CPUC proceeding for authorization of the Mohave pollution controls and other plant investments.  Certain other parties have taken the position that SCE should be authorized to prepare for a year-end 2005 shutdown of Mohave.  To date there has been no substantive decision by the CPUC, and it is possible that further written filings or hearings will be required.  Negotiations also have continued among the relevant parties in an effort to resolve the coal and water supply issues, so far without any resolution.

Transmission and Distribution

2003 General Rate Case Proceeding

On May 3, 2002, SCE filed its formal application for the 2003 General Rate Case (GRC), requesting an increase of
$286 million over currently authorized revenue.  The requested revenue increase is primarily related to capital additions, updated depreciation costs and projected increases in pension and benefit expenses.  In October 2002, the CPUC's Office of Ratepayer Advocates issued its testimony and recommended a $172 million decrease in SCE's current base rates, some $458 million below SCE's GRC request.  Several other intervenors have also proposed further reductions to SCE's request or have made other substantive proposals regarding SCE's operations.
Evidentiary hearings were concluded in March 2003, and opening briefs and reply briefs have been filed.  During the course of this GRC, SCE has agreed to a series of revisions to its request that would reduce its GRC increase to $251 million, if authorized by the CPUC.  SCE's 2004 request is an increase of $137 million over the 2003 GRC request; however, it results in an overall non-fuel revenue reduction of $54 million, primarily due to the expiration of the eight-year San Onofre incremental cost incentive pricing mechanism and the return of its incremental costs to conventional cost-of-service rate-making on January 1, 2004.  SCE's GRC filing also requests an $85 million increase in revenue in 2005.  The expiration of the incremental cost incentive pricing mechanism on December 31, 2003, is expected to decrease SCE's 2004 earnings by approximately $100 million.  A final decision on Phase 1 issues is expected in the fourth quarter of 2003.

After SCE filed its application, the CPUC's Office of Ratepayer Advocates requested and was granted a three-month extension to submit its testimony.  This had the effect of deferring the other procedural milestones by three months, including the expected date for a final decision.  In response to the extension of the proceeding schedule, SCE filed a motion requesting authorization to establish an account tracking SCE's requested revenue requirement during the period between May 22, 2003 (the date a final decision would have been rendered under the
CPUC's Rate Case Plan) and the date a final decision is adopted.  The amounts tracked in the memorandum account would be subject to recovery or refund depending on the final outcome of the proceeding.  On May 22, 2003, the
CPUC approved SCE's request to establish a memorandum account; accordingly the final revenue requirement approved in the final decision will be effective May 22, 2003.

Phase 2 of the GRC proceeding will address revenue allocation and rate design issues.  Hearings on this phase are scheduled to begin in October 2003.

As part of the response to the September 11, 2001 terrorist attacks, on April 29, 2003, the Nuclear Regulatory
Commission issued further orders applicable to all commercial nuclear plant operators (including SCE's San
Onofre) regarding security Design Basis Threat (DBT), work hour rules for security personnel and training and fitness requirements for security personnel.  SCE estimates additional capital expenditures of approximately $50 million to meet the revised DBT requirements.  Because most of these expenditures fall outside test year 2003, but will be incurred during the three-year GRC cycle, on July 15, 2003,
SCE requested that the CPUC open a third phase of the GRC to consider SCE's request to track these nuclear-related costs in a memorandum account effective January 1, 2004, for future cost recovery in 2005.

Cost of Capital Filing

SCE's annual cost of capital applications with the CPUC are required to be filed by May 8 of each year, with decisions rendered in such proceedings becoming effective January 1 of the following year.  On April 1, 2003, SCE filed a petition with the CPUC seeking to eliminate the 2004 proceeding.  This would result in SCE's 2003 cost of capital decision, issued on November 7, 2002, remaining in effect throughout 2004.  The CPUC has granted a temporary extension of SCE's filing deadline to September 8, 2003 while it considers SCE's request.  On April 24,
2003, the CPUC's Office of Ratepayer Advocates filed a response to SCE's petition supporting SCE's request for eliminating the 2004 proceeding.  The CPUC has issued two draft decisions on this matter.  One decision would approve SCE's request to defer the 2004 cost of capital proceeding and maintain its return on equity at its current 11.6% level.  The other would deny SCE's petition and order it to file an application to set its 2004 cost of capital.  A final CPUC decision on this matter is expected in the third quarter of 2003.

Electric Line Maintenance Practices Proceeding

In August 2001, the CPUC issued an Order Instituting Investigation (OII) regarding SCE's overhead and underground electric line maintenance practices.  The order was based on a report issued by the CPUC's Consumer Protection and Safety Division (CPSD), which alleged a pattern of noncompliance with the CPUC's general orders for the maintenance of electric lines over the period 1998-2000.  The order also alleged that noncompliant conditions were involved in 37 accidents resulting in death, serious injury or property damage.  The CPSD identified 4,817 alleged violations of the general orders during the three-year period; and the order put SCE on notice that it could be subject to a penalty of between $500 and $20,000 for each violation or accident.  In its opening brief on October 21, 2002, the CPSD recommended that SCE be assessed a penalty of $97 million.

On June 19, 2003, a CPUC ALJ issued a presiding officer's decision (POD) fining SCE $576,000 for alleged violations involving death, injury or property damage, failure to identify unsafe conditions or exceeding required inspection intervals.  The POD imposes no fines for over 98% of the alleged violations and does not find that any of the alleged violations compromised the integrity or safety of SCE's electric system or were excessive compared to other utilities.  The POD orders SCE to consult with the CPSD and refine SCE's maintenance priority system consistent with the discussion in the POD.  On July 21, 2003, SCE filed an appeal opposing the POD's interpretation that all general order non-conformances are violations subject to potential penalty.  The CPSD also filed an appeal, challenging the fact that the POD did not, in fact, penalize SCE for the 4,721 violations alleged by CPSD in the OII.  SCE, PG&E, SDG&E and the California Cable and Telecommunications Association filed responses challenging the CPSD's appeal.  The CPSD filed a response objecting to the intervention and appeals of
PG&E, SDG&E and the California Cable and Telecommunications Association.

Transmission Rate Case

In July 2000, the FERC issued a decision in SCE's 1998 transmission rate case in which it ordered a reduction of approximately $38 million to SCE's requested annual transmission revenue requirement of $213 million.
Approximately $24 million of the ordered reduction was associated with the FERC's rejection of SCE's proposed method for allocating overhead costs to transmission operations.  In August 2000, SCE filed for rehearing of the
FERC decision, asking for reconsideration of its decision, assuming that the CPUC does not allow SCE to recover the $24 million in CPUC jurisdictional rates.  SCE continued to collect the $24 million annually in FERC rates subject to refund until new transmission rates became effective on
September 1, 2002.  In February 2001, SCE filed with the CPUC a request to recover in CPUC rates the overhead costs not permitted in FERC rates (amounting to $119 million as of June 30, 2003).  On May 6, 2003, the assigned
CPUC ALJ issued a proposed decision rejecting the request.  SCE filed comments challenging the proposed decision on the grounds that the costs at issue were already found to be reasonable by the CPUC in SCE's 1995 general rate case, and SCE is being denied the recovery of these costs solely due to different methodologies employed by the
CPUC and the FERC for allocation of overhead costs which are not directly assignable to the transmission and distribution functions.  On August 7, 2003, a CPUC commissioner issued an alternate decision approving SCE's request to recover the overhead costs.  Comments are due on the alternate draft decision on August 14, 2003, with reply comments due August 18, 2003.  A final CPUC decision on this matter is expected in the third quarter of
2003.

Wholesale Electricity and Gas Markets

In response to a consolidated proceeding related to the justness and reasonableness of rates charged by sellers in the California Power Exchange and ISO markets as described in the "Regulatory Matters--Wholesale Electricity
Markets" disclosure in the year-ended 2002 MD&A, the FERC issued orders that initiated procedures for determining additional refunds arising from market manipulation by energy suppliers.  A FERC staff report issued on March 26,
2003, found that there was pervasive gaming and market manipulation of the electric and gas markets in California and in the west coast and also described many of the techniques and effects of electric and gas market manipulation.  In a March 26, 2003 order, clarified on April 22, 2003, the FERC adopted a recommendation of the
FERC staff's final report to modify the ALJ's initial decision of December 12, 2002 to reflect the fact that the gas indices used in the market manipulation formula overstated the cost of gas used to generate electricity. SCE, as a member of the California parties, sought rehearing of the March 26 and April 22 orders.  On June 25, 2003, the FERC issued two sets of enforcement orders.  The first set orders 54 entities, including SCE, to show cause concerning gaming or anomalous market behavior during the period January 1, 2001 to June 20, 2001.  The second set orders 25 entities to show cause concerning gaming and anomalous market behavior in concert with Enron entities.  Under both sets of orders, the remedy for tariff violations will be the disgorgement of unjust profits and possibly other non-monetary remedies.  On June 25, 2003, the FERC also opened a new investigation into anomalous bidding behavior during the period May 1, 2000 to October 2, 2000, focused primarily on economic withholding by bidding above $250/MWh with disgorgement of profits as the possible penalty.  SCE cannot, at this time, determine the timing or amount of any potential refunds.  Under the settlement agreement with the CPUC, 90%
of any refunds will be given to ratepayers and 10% would be given to shareholders.  The CPUC issued an order instituting rulemaking on July 10, 2003, to account for the consideration received by regulated gas and electric utilities under a settlement with El Paso Natural Gas Company, et al.  Under the terms of the rulemaking, SCE will refund amounts (net of legal and consulting costs) through its ERRA balancing account as they are received from El Paso under the terms of the settlement.  In addition, amounts El Paso refunds to CDWR will result in equivalent reductions in CDWR's revenue requirement from SCE ratepayers.

Other Regulatory Matters

Bark Beetle Proceeding

On March 7, 2003, the Governor of California issued a proclamation declaring a state of emergency in Riverside,
San Bernardino and San Diego counties where an infestation of bark beetles has created the potential for catastrophic forest fires.  The proclamation requested that the CPUC direct utilities with transmission lines in these three counties to ensure that all dead, dying and diseased trees and vegetation are completely cleared from their utility rights-of-way to mitigate the potential fire damage.  The CPUC has authorized SCE to offset its incremental expenses associated with the bark beetle emergency in a regulatory balancing account called the Catastrophic Event Memorandum Account (CEMA).  SCE estimates that it will incur in excess of $100 million in incremental expenses over the next several years, and anticipates that the expected CEMA undercollection will be recovered in future rates with no impact on earnings.

Customer Rate-Reduction Plan

On January 17, 2003, SCE filed with the CPUC a detailed plan outlining how customer rates could be reduced later in 2003 when SCE completed recovery of uncollected procurement costs incurred on behalf of its customers during the California energy crisis and reflected in the PROACT.  In its January 17, 2003 filing, SCE proposed that the
CPUC apply rate reductions of about $1.2 billion in the same manner it applied a series of rate surcharges during the energy crisis in 2001.

On July 10, 2003, a CPUC decision reduced SCE's annual rates by $1.2 billion, beginning the month after the
PROACT balance was forecasted to be fully recovered.  The decision approves an April 2003 settlement agreement between SCE and active parties in this proceeding in which bills will be reduced by 8% for residential customers,
18% for small businesses, 13% for medium businesses and 19% for large businesses.  In accordance with the settlement agreement, on July 15, 2003, SCE submitted an advice filing to the CPUC to implement the rate reduction effective on August 1, 2003, and to transfer the July 31, 2003 balance in the PROACT account (a $148 million overcollection) and the temporary surcharge balancing account (a $37 million overcollection) to the ERRA regulatory balancing account.

OTHER DEVELOPMENTS

Clean Air Act

A federal court ruled on August 7, 2003 that Ohio Edison Company violated the Clean Air Act by upgrading seven aging coal-fired power plants located at one site without first obtaining the necessary preconstruction permits under the new source review program.  This decision is currently being reviewed by SCE to assess what implications, if any, the decision would have on SCE's results of operations or financial position.

Employee Compensation and Benefit Plans

On July 31, 2003, the United States District Court for the Southern District of Illinois held that the formula used in IBM's cash balance pension plan violated the age discrimination provisions of the Employee Retirement
Income Security Act of 1974.  The formula for SCE cash balance pension plan does not meet the standard set forth in that District Court's decision.  The IBM decision, however, conflicts with the decisions from two other district courts and with the proposed regulations for cash balance plans issued by the IRS in December 2002.  IBM has announced that they will appeal the decision to the Seventh Circuit Court of Appeals.  The effect of the IBM decision on SCE's cash balance plan cannot be determined at this time.

Palo Verde Steam Generators

During the fall of 2003, Palo Verde Unit 2 steam generators are scheduled to be replaced.  In addition, the Palo
Verde owners have approved the manufacturing of two additional sets of steam generators for installation in
Units 1 and 3.  The Palo Verde owners expect that these steam generators will be installed in Units 1 and 3 in the
2005 to 2008 time frame.  SCE's share of the costs of manufacturing and installing all replacement steam generators at Palo Verde is approximately $106 million, and is expected to be recovered through the ratemaking process.

San Onofre Steam Generators

Like other nuclear power plants with steam generators made of a certain alloy (Inconel 600 mill annealed alloy),
San Onofre Units 2 and 3 have experienced degradation in their steam generators.  Presently, 9% and 7%, respectively, of the tubes in the existing steam generators of Unit 2 and Unit 3 have been plugged and removed from service.  SCE presently estimates that the San Onofre Units 2 and 3 generator design allows for the plugging and removal from service of 21.4% of the tubes before the units must be shutdown or the steam generators replaced.  Industry experience is that the percentage of tubes requiring plugging accelerates as steam generators made of this alloy age.  Based on this industry experience, SCE has determined that the existing San Onofre
Units 2 and 3 steam generators may not be adequate to permit continued operation beyond the fuel cycle 16 refueling outages in 2009-2010.  SCE and its co-owners at San Onofre Units 2 and 3 continue to evaluate the necessity of replacing the steam generators and the cost-effectiveness of so doing.

ACQUISITIONS AND DISPOSITIONS

On July 17, 2003, SCE signed an option agreement with Sequoia Generating LLC (Sequoia), a subsidiary of InterGen, to acquire Mountainview Power Company LLC, the owner of a new power plant currently being developed in Redlands,
California.  This acquisition requires regulatory approval from both the CPUC and the FERC.  SCE has filed an application with the CPUC proposing a power-purchase agreement between SCE and Mountainview Power Company LLC.
If approved by the CPUC, SCE will seek FERC approval of the power-purchase agreement.  SCE does not expect to exercise the option without CPUC and FERC approvals.  The option must be exercised prior to February 29, 2004.
If SCE exercises the option, SCE would recommence full construction of the project.  Under the option agreement,
Sequoia may elect to terminate the option agreement at any time prior to SCE's exercise of the option.  In such event, Sequoia must return all previously tendered option payments.

On July 10, 2003, the CPUC approved a joint application filed by SCE and Pacific Terminals LLC, requesting authorization for the sale of certain oil storage and pipeline facilities by SCE to Pacific Terminals for $158 million.  The sale closed on July 31, 2003, and resulted in a $45 million after-tax gain to shareholders, to be recorded in the third quarter of 2003.

NEW ACCOUNTING STANDARDS

Effective January 1, 2003, SCE adopted a new accounting standard, Accounting for Asset Retirement Obligations, which requires entities to record the fair value of a liability for a legal asset retirement obligation in the period in which it is incurred.  When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset.  Over time, the liability is increased to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.
Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.  However, rate-regulated entities may recognize regulatory assets or liabilities as a result of timing differences between the recognition of costs as recorded in accordance with this standard and the recovery of costs through the rate-making process. Regulatory assets and liabilities may also be recorded if it is probable that the asset retirement obligation (ARO) will be recovered through the rate-making process.

SCE's impact of adopting this standard was:

o    SCE adjusted its nuclear decommissioning obligation to reflect the fair value of decommissioning its nuclear power facilities. SCE also recognized AROs associated with the decommissioning of coal-fired generation assets.

o    At December 31, 2002, SCE had accrued $2.3 billion to decommission its nuclear facilities and
     $12 million to decommission its share of a coal-fired generating plant, under accounting principles in effect at that time.  Of these amounts, $298 million to decommission its inactive nuclear facility was recorded in other long-term liabilities, and the remaining $2.0 billion was recorded as a component of the accumulated provision for depreciation and decommissioning on the consolidated balance sheets in the 2002 Annual Report.

o    As of January 1, 2003, SCE reversed the $2.3 billion it had previously recorded for decommissioning, recorded the fair value of its AROs of approximately $2.0 billion in the deferred credits and other liabilities section of the balance sheet, and increased its unamortized nuclear investment by $303 million.
     The cumulative effect of a change in accounting principle from unrecognized accretion expense and adjustments to depreciation, decommissioning and amortization expense recorded to date was a $354 million after-tax gain, which under accounting standards for rate-regulated enterprises was deferred as a regulatory liability, partially offset by a $235 million deferred tax asset, as of January 1, 2003.  Accretion and depreciation expense resulting from the application of the new standard is expected to be approximately $143 million in 2003.  This cost will reduce the regulatory liability, with no impact on earnings.  As of June
     30, 2003, SCE's ARO for its nuclear facilities totaled approximately $2.1 billion and its nuclear decommissioning trust assets had a fair value of $2.3 billion.  If the new standard had been in place on
     January 1, 2002, SCE's ARO as of that date would have been $1.98 billion.  Approximately $1.97 billion collected through rates for cost of removal of plant assets not considered to be legal obligations remain in accumulated depreciation and decommissioning.

A new accounting standard, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003 and requires issuers to classify certain freestanding financial instruments as liabilities.  These freestanding liabilities include mandatorily redeemable financial instruments, obligations to repurchase the issuer's equity shares by transferring assets and certain obligations to issue a variable number of shares.  The standard is effective for SCE on July 1, 2003.  Upon implementation, SCE will reclassify its preferred stock subject to mandatory redemption to the liabilities section of its consolidated balance sheets.
This item is currently classified between liabilities and equity.  In addition, dividend payments on these instruments will be recorded as interest expense on SCE's consolidated statements of income.  SCE is studying the impact of the new standard but does not expect implementation of the new standard to have a material impact on its financial statements.

FORWARD-LOOKING INFORMATION AND RISK FACTORS

In the preceding MD&A and elsewhere in this quarterly report, the words estimates, expects, anticipates, believes, predict, and other similar expressions are intended to identify forward-looking information that involves risks and uncertainties.  Actual results or outcomes could differ materially from those anticipated.
Risks, uncertainties and other important factors that could cause results to differ, or that otherwise could impact SCE, include, among other things:

o    the outcome of the pending appeal of the stipulated judgment approving SCE's settlement agreement with the CPUC, and the effects of other legal actions, if any, attempting to undermine the provisions of the settlement agreement or otherwise adversely affecting SCE;

o    changes in prices and availability of wholesale electricity, natural gas, other fuels, transmission services, and other changes in operating costs, which could affect the timing of SCE's energy procurement cost recovery or otherwise impact SCE's operations and financial results;

o    the effects of declining interest rates and investment returns on employee benefit plans and nuclear decommissioning trusts;

o    changing conditions in wholesale power markets, such as general credit constraints and thin trading volumes, that could make it difficult for SCE to enter into hedging agreements;

o    the actions of securities rating agencies, including the determination of whether or when to make changes in SCE's credit ratings, the ability of SCE to regain investment-grade ratings, and the impact of current or lowered ratings and other financial market conditions on the ability of SCE to obtain needed financing on reasonable terms;

o    actions by state and federal regulatory and administrative bodies setting rates, adopting or modifying cost recovery, holding company rules, accounting and rate-setting mechanisms or otherwise changing the regulatory and business environments within which SCE does business, as well as legislative or judicial actions affecting the same matters;

o    the effects of increased competition in energy-related businesses, including new market entrants and the effects of new technologies that may be developed in the future;

o    threatened attempts by municipalities within SCE's service territory to form public power entities and/or acquire SCE's facilities for customers;

o    new or increased environmental requirements that could require capital expenditures or otherwise affect the operations and cost of SCE, and possible increased liabilities under new or existing requirements; and

o    weather conditions, natural disasters, and other unforeseen events.

Item 3.    Quantitative and Qualitative Disclosures About Market Risk

Information responding to Item 3 is included in Item 2, Management's Discussion and Analysis of Results of
Operations and Financial Condition, under Market Risk Exposures, and is incorporated herein by reference.

Item 4.    Controls and Procedures

Disclosure Controls and Procedures.

SCE's management, with the participation of the company's Chief Executive Officer and Chief Financial Officer,
has evaluated the effectiveness of SCE's disclosure controls and procedures (as such term is defined in Rules
13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as of the end of the period covered by this report.  Based on such evaluation, the Chief Executive Officer and Chief Financial
Officer have concluded that, as of the end of such period, SCE's disclosure controls and procedures are effective.

Internal Control Over Financial Reporting.

There have not been any changes in SCE's internal control over financial reporting (as such term is defined in
Rules 13a-15(f) and 15d-15(f) under the Exchange Act) during the fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, SCE's internal control over financial reporting.

PART II  OTHER INFORMATION

Item 1.           Legal Proceedings

CPUC Litigation Settlement Agreement

As previously reported in Part I, Item 3 of SCE's Annual Report on Form 10-K for the fiscal year ended December
31, 2002 (2002 Form 10-K), and in Part II, Item 1 of SCE's Quarterly Report on Form 10-Q for the period ending
March 31, 2003 (First Quarter 10-Q), SCE filed a lawsuit against the California Public Utilities Commission
(CPUC) in federal district court seeking a ruling that SCE is entitled to full recovery of its electricity procurement costs incurred during the energy crisis in accordance with the tariffs filed with the Federal Energy
Regulatory Commission.  See the discussion, which is incorporated herein by this reference, in Part 1, Item 2,
Management's Discussion and Analysis of Financial Condition and Results of Operations under "SCE'S REGULATORY
MATTERS - CPUC Litigation Settlement Agreement."

CPUC Investigation Regarding SCE's Electric Line Maintenance Practices

As previously reported in Part I, Item 3 of SCE's 2002 Form 10-K, and in Part II, Item 1 of SCE's First Quarter
10-Q, on August 25, 2001, the CPUC issued an order instituting investigation regarding SCE's overhead and underground electric line maintenance practices.  See the discussion, which is incorporated herein by this reference, in Part 1, Item 2, Management's Discussion and Analysis of Financial Condition and Results of
Operations under "SCE'S REGULATORY MATTERS - Electric Line Maintenance Proceedings."

Item 4.  Submission of Matters to a Vote of Security Holders

At SCE's Annual Meeting of Shareholders on May 15, 2003, shareholders elected twelve nominees to the Board of
Directors.  The number of broker non-votes for each nominee was zero.  The numbers of votes cast for and withheld from each Director-nominee were as follows:

                                                                     Numbers of Votes
----------------------------------------------------------------------------------------------------------

     Name                                                      For                    Withheld
----------------------------------------------------------------------------------------------------------

     John E. Bryson                                         463,293,672                 463,668
     Alan J. Fohrer                                         463,299,264                 458,076
     Bradford M. Freeman                                    461,739,582               2,017,758
     Joan C. Hanley                                         463,221,846                 535,494
     Bruce Karatz                                           463,278,876                 478,464
     Luis G. Nogales                                        463,265,028                 492,312
     Ronald L. Olson                                        463,294,668                 462,672
     James M. Rosser                                        463,067,128                 690,212
     Richard T. Schlosberg, III                             461,733,552               2,023,788
     Robert H. Smith                                        461,710,632               2,046,708
     Thomas C. Sutton                                       461,929,970               1,827,370
     Daniel M. Tellep                                       461,716,422               2,040,918
----------------------------------------------------------------------------------------------------------

Item 6.  Exhibits and Reports on Form 8-K

(a)      Exhibits

         3.1      Certificate of Amendment and Restated Articles of Incorporation of SCE effective June 1, 1993
                  (File No. 1-2313, Form 10-K for the year ended December 31, 1993)*

         3.2      Certificate of Correction of Restated Articles of Incorporation of SCE dated effective
                  August 21, 1997 (File No. 1-2313, Form 10-Q for the quarter ended September 30, 1997)*

         3.3      Amended Bylaws of Southern California Edison Company as adopted by the Board of Directors on
                  January 1, 2003 (File No. 1-2313, Form 10-K for the year ended December 31, 2002)*

         31.1     Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act

         31.2     Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act

         32       Statement Pursuant to 18 U.S.C. 1350

------------------
* Incorporated by reference pursuant to Rule 12b-32.

(b)      Reports on Form 8-K:

         Date of Report                         Date Filed                      Item(s) Reported
         --------------                         ----------                      ----------------

         May 7, 2003                           May 7, 2003                            7 and 9

                                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                     SOUTHERN CALIFORNIA EDISON COMPANY
                                                                   (Registrant)

                                                     By       /s/ THOMAS M. NOONAN
                                                              --------------------------------
                                                              THOMAS M. NOONAN
                                                              Vice President and Controller

                                                     By       /S/ KENNETH S. STEWART
                                                              --------------------------------
                                                              KENNETH S. STEWART
                                                              Assistant General Counsel and
                                                              Assistant Secretary

August 12, 2003